UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement
Pursuant
to Section 14(a) of the
Securities Exchange
Act
of 1934

Filed by the Registrant
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                             Filed by a party other than the Registrant
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12
Sylvamo Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Sylvamo

We believe in the promise of paper.

Notice of 2023 Annual Meeting and Proxy Statement

Notice of 2023 Annual Meeting of Shareowners of Sylvamo Corporation

Meeting Date Monday, May 15, 2023	Meeting Time 12:00 p.m. U.S. Central Time	Meeting Location Sylvamo World Headquarters 6077 Primacy Parkway Memphis, Tennessee 38119

Proposals on which shareowners will vote	Vote recommended by our board of directors

Proposal 1 Elect the eleven director nominees named in the proxy statement to our board of directors	FOR each nominee

Proposal 2 Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023	FOR

Proposal 3 Approve, on a non-binding advisory basis, the compensation of our named executive officers	FOR

Your Vote is Important

Please vote promptly using any of these methods:

VOTE BY INTERNET	If you are a registered shareowner and you received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, go to www.proxypush.com/SLVM and follow the voting instructions on the notice or proxy card that you received.

VOTE BY PHONE	If you are a registered shareowner and you received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, call 866-509-1053 and follow the voting instructions on the notice or proxy card that you received.

VOTE BY MAIL	If you are a registered shareowner and you received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, follow the instructions for voting by mail on the notice or proxy card that you received.

VOTE AT THE MEETING	Refer below to “Attendance at the Meeting.”

If you hold your shares in street name through a bank or broker, please refer to the voting instructions received from your bank or broker for information on how to vote at the Annual Meeting.

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

Attendance at the Meeting

To attend the meeting, you must be a shareowner of Sylvamo on the record date. You may vote at the meeting by delivering your completed proxy card in person or by completing and delivering a ballot in person and providing government-issued proof of identification. If you are a beneficial owner of shares held in street name, you may vote at the meeting only if you obtain and bring to the meeting a legal proxy from your broker or bank that is the record holder of your shares, giving you the right to vote those shares in person at the meeting.

Shareowners of record of Sylvamo Corporation common stock (NYSE: SLVM) on the record date of March 16, 2023, are entitled to vote at the meeting and at any postponements or adjournments of the meeting. A list of these shareowners is available at Sylvamo’s offices in Memphis, Tennessee.

By order of the Board of Directors,

Matthew L. Barron Senior Vice President, General Counsel and Corporate Secretary
April 5, 2023

The following materials of Sylvamo Corporation are available for viewing and printing at www.proxydocs.com/SLVM:

•	Notice of 2023 Annual Meeting of Shareowners

•	Sylvamo’s 2023 Proxy Statement

•	Sylvamo’s 2022 Annual Report (“Annual Report”), which includes our annual report on Form 10-K for the year ended December 31, 2022 (“2022 Form 10-K”)

These materials or a notice that the proxy materials are available on the Internet (“Notice of Internet Availability”) are first being sent to shareowners on or about April 5, 2023.

We also are including for our shareowners an annual review (“Annual Review”) of the highlights of our first full year as a public company. The Annual Review is not part of the proxy materials for the Annual Meeting, but we wanted you to have a copy and for convenience have posted it on www.proxydocs.com/SLVM.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report, including our 2022 Form 10-K as filed with the SEC and the consolidated and combined financial statements and schedules thereto, excluding exhibits. Requests for copies of such report should be sent to our Corporate Secretary, Matthew L. Barron, at 6077 Primacy Parkway, Memphis, TN 38119. Copies of any exhibit to the Annual Report will be forwarded upon receipt of a written request to our Corporate Secretary at such address, subject to a charge for copying and mailing.

i	Proxy Summary

1	Proposals Submitted for Your Vote at the 2023 Annual Meeting
1	Proposal 1 - Elect eleven director nominees to our Board
3	Proposal 2 - Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm
4	Proposal 3 - Approve, on a non-binding advisory basis, the compensation of our named executive officers

6	Information about the Annual Meeting
6	Meeting Date and Time
6	Voting and Attendance
9	Communicating with the Board
9	Matters Pertaining to Sylvamo’s 2024 Annual Meeting of Shareholders

11	Corporate Governance
11	Board Composition and Director Independence
11	Board Leadership Structure
12	Board Committees
15	Compensation Committee Interlocks and Insider Participation
15	Risk Oversight
16	Governance and Ethics Policies
16	Director Nomination Process
17	Director “Overboarding” Limits
17	Mandatory Director Retirement
17	Executive Sessions
17	Director Attendance at Board and Committee Meetings
17	Board Self-Assessments

17	Shareholder Engagement
17	Communicating with the Board
18	Certain Securities Transactions
18	Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

19	Executive Officers and Directors
31	Family Relationships

32	Executive Compensation
32	Compensation Discussion & Analysis
32	Introduction
33	Executive Summary
37	Executive Compensation Program Design
39	Elements of Our Executive Compensation Program
44	Compensation Committee Report

46	Executive Compensation Tables
46	Summary Compensation Table
48	Grants of Plan-Based Awards
49	Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
49	Outstanding Equity Awards Fiscal Year End
50	Stock Vested
50	Pension Benefits
52	Non-Qualified Deferred Compensation
53	Potential Payments Upon Termination or Change-in-Control
53	Potential Payments Upon Retirement
54	Potential Payments Upon Involuntary Termination Without Cause
54	Potential Payments Upon Involuntary Termination With Cause

Proxy Statement 2023

55	Potential Payments Upon Qualifying Termination After Change in Control
55	Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table
56	CEO Pay Ratio

58	Pay Versus Performance

61	Director Compensation
61	Compensation Philosophy
61	Stock Ownership Requirements
61	Elements of Our Director Compensation Program
62	Annual Compensation

62	Insurance and Indemnification Contracts
63	Our Analysis
63	Non-Employee Director Compensation Table

65	Other Information
65	Stock Ownership
67	No Delinquent Section 16(a) Reports
67	Policies and Procedures for Related Person Transactions
67	Certain Relationships and Related Person Transactions
73	Reconciliations to U.S. GAAP Financial Measures

76	How to Contact Us

In this Proxy Statement, references to “Sylvamo,” “the Company,” “we,” “our,” and “us,” refer to Sylvamo Corporation. References to “shareowners,” “you” and “your” refer to our shareowners. References to years refer to our fiscal year, which is the calendar year ending each December 31st. This Proxy Statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated into this Proxy Statement by reference.

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our environmental and social goals, commitments and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties discussed in our most recent periodic reports on Form 10-K and Form 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (“SEC”). We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Sylvamo reports its financial results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). In this Proxy Statement, certain non-U.S. GAAP financial measures are presented, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Return on Invested Capital (ROIC). Management believes that these non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on Sylvamo’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating Sylvamo’s performance, including for purposes of compensation decisions. Non-U.S. GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for, or superior to, U.S. GAAP financial measures. In addition, because not all companies use identical calculations, the non-U.S. GAAP financial measures referenced in this Proxy Statement may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. This Proxy Statement includes reconciliations to U.S. GAAP financial measures of the non-U.S. GAAP financial measures included in it.

      Sylvamo

PROXY SUMMARY

Proxy Summary

This summary highlights certain information for consideration as you decide how to vote at our 2023 Annual Meeting of Shareowners (“Annual Meeting”). As it is only a summary, please review the complete Proxy Statement and our 2022 Annual Report before you vote.

Proxy Voting Roadmap

Our Board of Directors (“Board”) is submitting three proposals for your vote at the Annual Meeting.

Proposal 1

Recommend that you vote FOR each Nominee

Elect the eleven director nominees below

Jean-Michel Ribiéras Chairman & CEO Sylvamo	Stan Askren CEO & Founder Quiet Trail Advisors Advisor & Lean Business Consultant Lean Focus, LLC	Christine S. Breves Former EVP Business Transformation, SVP & CFO United States Steel Corporation

Jeanmarie Desmond Former EVP & CFO DuPont de Nemours, Inc. Chair of Sylvamo Audit Committee	Liz Gottung Principal & Consultant Liz Gottung LLC Chair of Sylvamo Management Development and Compensation Committee	Joia M. Johnson Former Chief Administrative Officer, General Counsel & Corporate Secretary Hanesbrands Inc.

Karl L. Meyers Former Chairman & CEO Soundview Paper Holdings LLC (now Marcal Paper)	David Petratis Former Chairman, President & CEO Allegion plc Chair of Sylvamo Nominating and Corporate Governance Committee and Lead Independent Director	J. Paul Rollinson President & CEO Kinross Gold Corporation

Proxy Statement 2023      i

PROXY SUMMARY

Mark W. Wilde Former Managing Director & Sell Side Senior Analyst Bank of Montreal Capital Markets	James P. Zallie President & CEO Ingredion Incorporated

Key Director Qualifications, Experience and Diversity

Our company vision to be the investment, employer and supplier of choice guides our business strategies. The table below identifies our directors’ key qualifications, experiences and backgrounds pertinent to our vision. We believe that these qualifications, experiences and backgrounds enhance the Board’s ability to oversee our business strategies and assess and pressure test management plans and recommendations, and they give our Board overall a wealth of knowledge and expertise on which management can draw in developing and implementing company strategies.

Our Board appreciates the value of board diversity as bringing multiple points of view and experiences to the Board decision-making process and culture. In evaluating candidates for Board membership, the Nominating and Corporate Governance Committee may consider many factors based on the needs of the company and what is in the best interests of our shareowners, such as diversity of professional experience, race, ethnicity, gender and cultural background. While it does not have a policy requiring it to do so, the Nominating and Corporate Governance Committee is committed to seeking out, including through any search firm engaged to identify director candidates, individuals who will contribute to the overall diversity of the Board. Currently, over one-third of our Board is gender diverse, one director is racially diverse, and one director is culturally diverse, having lived outside the United States for a significant portion of his life.

Long-Term Strategy for Value Creation	Key Strategic Competencies, Experience and Diversity	Key Governance Competencies and Experience

Sylvamo is a recent spin-off created in 2021 and must demonstrate that it is the Investment of Choice.	Global business leadership in CEO or other senior leadership position Diversity of backgrounds	Financial reporting or capital structure Investor relations or investment analysis Strategic planning

Sylvamo must demonstrate that it can consistently be the Employer of Choice.	Human capital experience to attract and retain key talent	Human capital risk oversight Executive compensation Succession planning and management development

Sylvamo must demonstrate that it can reliably be the Supplier of Choice.	High level of experience with manufacturing companies Sales and marketing experience	Environmental, Social and Governance (“ESG”) experience Corporate governance and public company board practices

ii      Sylvamo

PROXY SUMMARY

Key Strategic Competencies, Experience and Diversity

Investment of Choice

Global business leadership in CEO or other company senior leadership position	●	●	●	●	●	●		●	●		●

Diversity of backgrounds

Gender			●	●	●	●

Race						●

Culture	●

Employer of Choice

Human capital experience to attract and retain key talent	●	●	●		●	●		●	●		●

Supplier of Choice

High level of experience with manufacturing companies	●	●	●		●	●	●	●	●		●

Sales and marketing experience	●	●						●

Key Governance Competencies and Experience

Investment of Choice

Financial reporting or capital structure		●	●	●					●	●	●

Investor relations or investment analysis	●	●	●	●				●	●	●	●

Strategic planning	●	●	●	●	●	●	●	●	●	●	●

Employer of Choice

Human capital risk oversight	●	●	●		●	●		●	●		●

Executive compensation	●	●			●	●		●	●		●

Succession planning and management development	●	●	●		●	●		●	●		●

Supplier of Choice

ESG experience		●		●				●	●	●

Corporate governance and public company board practices	●	●	●	●	●	●		●	●	●	●

Proxy Statement 2023      iii

PROXY SUMMARY

Our Board and Nominating and Corporate Governance Committee believes that the eleven director nominees encompass the range and balance of backgrounds, expertise and diversity necessary to guide us as we continue implementing the Sylvamo vision to be the investment, supplier and employer of choice. All eleven nominees currently serve on our Board.

Additional information about our director nominees starts on page 20.

Environmental, Social and Governance (ESG)

We are committed to sound corporate governance practices, environmental responsibility and a supportive, diverse and inclusive work environment at Sylvamo. Information concerning ESG and I&D matters at Sylvamo is available on our website, www.sylvamo.com, under “why we care” and “investors – governance” and in our 2022 Form 10-K, also available on our website under “investors.” The information on our website is not incorporated into and is not part of this Proxy Statement.

Environmental

•	Our Nominating and Corporate Governance Committee has oversight of ESG

•	Our commitment to environmental responsibility is embodied in our:

• Code of Conduct	è Commits us to environmentally responsible operations

• Environmental, Health, Safety and Sustainability Policy	è Policy intended to improve our environmental impact

• Global Fiber Procurement Policy	è Wood procurement requirements intended to protect the environment

• Third Party Code of Conduct	è Encourages business partners to reduce their environmental impact

•	To protect and preserve forestland, we:

•	source all fiber from sustainably managed forests

•	aim to conserve, enhance or restore 250,000 acres of ecologically significant forestland by 2030

•	assist suppliers’ efforts to improve forest management and fiber procurement practices

•	use reputable third-party forest certification and chain-of-custody systems

•	partner with reputable conservation organizations to protect and preserve forests, including a $3 million expanded partnership with the World Wildlife Fund that we announced in 2022

•	To reduce greenhouse gasses (GHGs), we:

•	generate more than 78% of the energy used in our mills from carbon-neutral biomass residuals

•	aim to achieve an incremental 35% reduction in Scope I, II and III GHGs, compared against a 2019 baseline, and define a pathway to net zero emissions, by 2030

•	work to advance a lower-carbon economy by designing 100% reusable, recyclable or compostable papers

iv      Sylvamo

PROXY SUMMARY

Social / Inclusion and Diversity (I&D)

•	Our Management Development and Compensation Committee has oversight of I&D

•	Two of our three Board committees are chaired by women

•	Our Code of Conduct commits us to core values respectful of our employees and that promote I&D

•	We seek to increase gender and minority representation, including by 2030:

•	30% overall women representation

•	35% women in leadership positions

•	25% minority representation in North American salaried positions and other regional representation targets

•	In 2022 we:

•	formed a Global I&D Council of employees at various leadership levels and of diverse races, genders and cultural backgrounds to continue developing and implementing our I&D strategy

•	established our first employee inclusion networks – “Women in Operations” and “Women in Leadership” – providing opportunities for support and mentoring

•	implemented initiatives to promote I&D, such as capability-building programs for women in Brazil and I&D training in the U.S. designed to identify and overcome biases

•	signed the “Women Empowerment Principles” established by UN Global Compact and UN Women

•

We provide opportunities for professional growth and career advancement for employees of all backgrounds, investing in their professional development through a multi-dimensional approach of continuing education, learning paths for specific positions, a peer mentor program and leadership training

Governance

•	10 of 11 directors are independent

•	Terminated early, on February 15, 2023, the shareholder rights plan dated April 22, 2022

•	Annual elections and majority voting for directors with a director resignation policy

•	Lead Independent Director with defined responsibilities and term limit expectation

•	Required executive sessions of the Board without management present

•	Limit on number of public company boards and audit committees on which our Board and Audit Committee members may serve

•	Mandatory director retirement age of 75

•	Sylvamo stock ownership and retention requirements for directors and executive management

•	Shareowner right to communicate with Board and management embedded in Corporate Governance Guidelines

•	Policy prohibiting directors, officers and employees from hedging and pledging Sylvamo stock

Proposal 2

Recommend that you vote FOR Proposal 2

Ratify Deloitte & Touche LLP as our independent registered public accounting firm for 2023

Information about Deloitte & Touche LLP’s services and fees starts on page 13.

Proxy Statement 2023      v

PROXY SUMMARY

Proposal 3

Recommend that you vote FOR Proposal 3

Approve on a non-binding advisory basis the compensation of our named executive officers

Our named executive officers (“NEOs”) received their first full year of compensation from us as a company independent of our former parent, International Paper Company (“IP” or “International Paper”), in 2022. Below is a summary of our NEO compensation structure.

Milestones

•	Ended 2022, our first full year as a public company, having delivered strong financial results; for example, Adjusted EBITDA (non-U.S. GAAP) increased 62% year-over-year

•	Paid $21 million in cash dividends through January 2023

•	Repurchased 1.6 million shares of our common stock in 2022 for $80 million

•	Repurchased over 80% of our 7% 2029 notes in March 2023 and amended our credit agreement to enable increased cash returns to shareowners

•	Decreased debt in 2022 by more than $370 million (>25%)

•	Divested Russian business in 2022

•	Acquired mill in Nymölla, Sweden at an attractive price in January 2023

Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA. A reconciliation of Adjusted EBITDA to net income (loss) appears on page 74.

NEO Compensation

•	Primary components of compensation are salary, annual cash incentive and long-term equity incentive

•	Annual cash incentive is based on company performance

•	Long-term equity incentive awards for executive officers are:

•	60% performance-based
•	40% time-based

•	Multiple metrics used for performance-based compensation to encourage balanced initiatives

•	Robust equity ownership and retention requirements equal to a multiple of base salary

•	Clawbacks on incentive compensation for financial restatements and misconduct

•	Best practice change-in-control (CIC) benefits, including double triggers for severance and vesting of equity awards

•	Cap on non-CIC severance at 2x base salary and 2x target bonus for CEO, and 1x base salary for other NEOs

•	Required non-competition and non-solicitation agreements

•	Annual advisory vote on executive compensation

Information about an executive compensation starts on page 32.

vi      Sylvamo

Proposals Submitted for Your Vote at the 2023 Annual Meeting

This section presents each item of business for the Annual Meeting and the voting recommendations of our Board.

Proposal 1

Elect eleven director nominees to our Board

The Board has nominated our current directors, Jean-Michel Ribiéras, Stan Askren, Christine Breves, Jeanmarie Desmond, Liz Gottung, Joia M. Johnson, Karl L. Meyers, David Petratis, J. Paul Rollinson, Mark W. Wilde and James P. Zallie, to be elected to serve on our Board for one year until the 2024 annual meeting of our shareowners and the date a qualified successor has been elected, or until the director’s resignation, removal or death, if earlier.

Each nominee has consented to being named as a nominee in this Proxy Statement and serving on the Board if elected.

We do not know of any reason why any nominee would be unable to or would not serve as a director if elected. If, prior to the Annual Meeting, a nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, or the Board may reduce its size.

There are no family relationships among our director nominees and executive officers.

All of our director nominees served on the Board during the entire 2022 year, except for Karl L. Meyers and Mark W. Wilde, who were appointed as directors on March 1, 2023, pursuant to a cooperation agreement we entered into with Atlas FRM LLC and certain of its affiliates (collectively, “Atlas Group”), which is described in the section of this Proxy Statement entitled “Certain Relationships and Related Person Transactions.”

More information about the director nominees is in the section of this Proxy Statement entitled “Executive Officers and Directors.”

Recommend that you vote FOR each nominee

Vote Required to Elect Nominees

Sylvamo has implemented majority voting in uncontested elections of directors. For a nominee to be re-elected a director at the Annual Meeting, a majority of the votes cast must be “for” the nominee’s election.

If an incumbent director nominee does not receive the requisite vote to be elected, our amended and restated bylaws require the nominee to tender a resignation from the Board, contingent on the Board’s acceptance of the resignation. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or decline the resignation, considering all factors it determines as relevant and in the best interests of Sylvamo and its shareowners. The Board (except the director who tendered the resignation) will decide whether to accept the resignation by no later than its next regularly scheduled Board meeting after the Annual Meeting’s election results are certified. The Board will announce its decision on the tendered resignation in a current report on Form 8-K or a periodic report filed with the SEC.

Proxy Statement 2023      1

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2023 ANNUAL MEETING

Your Voting Options

You may vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee. Abstentions will not count as votes and will have no effect on the results.

If you hold your shares in street name through a bank or broker, your failure to provide voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote this proposal. Broker non-votes will not count as votes and will have no effect on the results.

Holders of proxies solicited by this Proxy Statement will vote your proxy received by them as directed on the proxy card or, if no direction is made, “for” the election of all eleven nominees.

Cumulative voting is not permitted. Proxies cannot be voted for a greater number of individuals than the eleven nominees named in this Proxy Statement.

2      Sylvamo

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2023 ANNUAL MEETING

Proposal 2

Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) to serve as our independent registered public accounting firm for 2023.

At the Annual Meeting, our shareowners will vote on a non-binding basis to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for 2023.

Your ratification of the Audit Committee’s appointment of Deloitte & Touche is not required for the appointment to be valid. However, we value your opinion and believe that shareowner ratification of the appointment is a good corporate governance practice. If this proposal does not receive enough affirmative votes to ratify the appointment of Deloitte & Touche, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time, if the Audit Committee determines that such a change would be in our and our shareowners’ best interests.

The Audit Committee first appointed Deloitte & Touche as our independent registered public accounting firm in October 2021. Deloitte & Touche served in such capacity for all of 2022.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

Recommend that you vote FOR Proposal 2

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting.

Your Voting Options

You may vote “for” or “against” ratifying the appointment of Deloitte & Touche as our independent registered public accounting firm, or you may “abstain” from voting. Abstentions will have the same effect as votes against this proposal because they are considered votes of shares present at the meeting for determining a quorum on this proposal.

If you hold your shares in street name through a bank or broker and fail to provide your bank or broker with voting instructions, your bank or broker may vote your shares in its discretion, because the ratification of our independent registered public accounting firm is a routine matter. As a result, we do not expect there to be any broker non-votes associated with this proposal.

Holders of proxies solicited by this Proxy Statement will vote your proxy received by them as directed on the proxy card or, if no direction is made, “for” ratification of Deloitte & Touche as our independent registered public accounting firm.

Proxy Statement 2023      3

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2023 ANNUAL MEETING

Proposal 3

Approve, on a non-binding advisory basis, the compensation of our named executive officers

Our Board seeks your approval of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), including in the Compensation Discussion and Analysis, related compensation tables and narrative disclosures that accompany the compensation tables. This is typically called a “say-on-pay” vote.

More specifically, our Board asks you to approve the following non-binding resolution at the Annual Meeting:

“Resolved, that the compensation paid to Sylvamo’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion and Analysis, the related compensation tables and narrative disclosures, is hereby approved.”

Our Board is presenting you with this “say-on-pay” proposal for your vote, because at our 2022 annual meeting of shareowners, a majority of our shareowners voted, consistent with our Board’s recommendation, to hold an annual non-binding say-on-pay vote. A say-on-pay vote will be held every year unless our shareowners vote, at their annual meeting to be held in 2028, to approve a different frequency of say-on-pay voting. Our Board believes that an annual say-on-pay vote allows our shareowners to provide us with regular, direct input on our executive compensation philosophy, policies and practices as disclosed in our annual proxy statement, and is consistent with our practice of shareowner engagement on our performance, long-term strategy, governance, and other related matters.

Although the say-on-pay vote is a non-binding advisory vote, our Management Development and Compensation Committee and the Board will consider the outcome of this vote when making future compensation decisions regarding our NEOs.

Recommend that you vote FOR Proposal 3

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting.

Your Voting Options

You may vote “for” or “against” this proposal, or you may “abstain” from voting. Abstentions will have the same effect as votes against this proposal, because they are considered votes of shares present at the meeting for determining a quorum on this proposal.

If you hold your shares in street name through a bank or broker, your failure to provide voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote this proposal. Broker non-votes will have the same effect as votes against this proposal, because they are considered votes of shares present at the meeting for determining a quorum on this proposal.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, “for” the non-binding advisory resolution approving the compensation of our NEOs.

4      Sylvamo

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2023 ANNUAL MEETING

Please vote as promptly as possible by using one of the following methods:

INTERNET	If you are a registered shareowner that received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, go to www.proxypush.com/SLVM and follow the voting instructions on the notice or proxy card that you received.

PHONE	If you are a registered shareowner that received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, call 866-509-1053 and follow the voting instructions on the notice or proxy card that you received.

MAIL	If you are a registered shareowner that received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, follow the voting instructions for voting by mail on the notice or proxy card that you received.

AT THE MEETING	Attend the meeting, provide a government-issued proof of identification and vote in person when voting is held during the meeting. If you hold your shares through a bank or broker, you will need to present a valid legal proxy from your bank or broker that is the record holder of your shares to vote at the meeting.

If you hold your shares in street name through a bank or broker, please refer to the voting instructions received from your bank or broker for information on how to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Annual Meeting Notice, Proxy Statement and Annual Report are available for review at www.proxydocs.com/SLVM.

A Notice of Internet Availability of Proxy Materials, or the Annual Meeting Notice, Proxy Statement, Annual Report and Proxy Card, are first being sent to shareowners on or about April 5, 2023.

Proxy Statement 2023      5

Information about the Annual Meeting

Meeting Date and Time

The Annual Meeting will be held on Monday, May 15, 2023, at 12:00 p.m. U.S. Central Time. The Annual Meeting will be held at Sylvamo World Headquarters, 6077 Primacy Parkway, Memphis, Tennessee 38119.

Shareowners of record of Sylvamo common stock at the close of business on the record date, March 16, 2023, or their duly authorized proxy holders, are entitled to vote on each matter submitted to a vote at the Annual Meeting and at any adjournment or postponement of the meeting. There were 42,560,217 shares of Sylvamo common stock outstanding on March 16, 2023. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. A list of shareowners as of the record date will be available for inspection and review at our headquarters in Memphis, Tennessee, starting May 5, 2023. To review the list, contact our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” We will also make the list available for inspection in person at the Annual Meeting.

Voting and Attendance

Why am I receiving these proxy materials?

We have made these materials available to you or delivered paper copies to you by mail because you are a Sylvamo shareowner of record as of March 16, 2023, and our Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under SEC rules and is intended to assist you in determining how to vote your shares.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By voting electronically on the Internet, voting by telephone, or signing and returning a proxy card, you will have authorized three Sylvamo executive officers — Jean-Michel Ribiéras, Chairman and Chief Executive Officer; John V. Sims, Senior Vice President and Chief Financial Officer; and Matthew L. Barron, Senior Vice President, General Counsel and Corporate Secretary — to represent you as your proxy and vote your shares at the Annual Meeting in accordance with your instructions. If you do not provide instructions, they may vote with respect to each proposal in their discretion in accordance with the recommendations of the Board, as stated in the section of this Proxy Statement entitled “Proposals Submitted for Your Vote at the 2023 Annual Meeting.” If you submit a valid proxy, they also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

What is included in the proxy materials?

The proxy materials for the Annual Meeting include:

•	Annual Meeting Notice

•	Proxy Statement

•	Annual Report.

If you receive a paper copy of the proxy materials, then a proxy card or voting instruction form and pre-paid return envelope are also included. The Annual Meeting Notice, Proxy Statement and Annual Report are first being made available for viewing and printing at www.proxydocs.com/SLVM and are first being mailed or otherwise made available, along with the accompanying proxy card or voting instruction form, to shareowners of record beginning on or about April 5, 2023.

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INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive a Notice of the Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are furnishing proxy materials to our shareowners primarily through notice-and-access delivery pursuant to SEC rules. As a result, beginning April 5, 2023, we are mailing to many of our shareowners a Notice of Internet Availability containing instructions on how to access the proxy materials on the Internet. Shareowners who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access these materials electronically. Shareowners who have previously requested to receive a paper copy of the materials will receive a full paper set of the proxy materials by mail. Using the notice-and-access method of proxy delivery expedites receipt of proxy materials by our shareowners and reduces the cost of producing and mailing the full set of proxy materials. If you receive a Notice of Internet Availability by mail, you will not receive a paper copy of the proxy materials in the mail unless you request a paper copy. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote on the Internet. To request that a paper copy of the proxy materials be sent to you by mail, follow the instructions in the Notice of Internet Availability.

How many votes must be present to hold the Annual Meeting?

Holders of record of Sylvamo common stock present, in person or by proxy, at the Annual Meeting, representing a majority of the number of shares entitled to vote at the meeting (at least 21,280,109 votes) is required to constitute a quorum and transact business at the Annual Meeting. Shares held of record and represented by signed proxy cards, including those marked “abstain” or returned without voting instructions, will be counted as present in determining if a quorum exists. In addition, if you hold shares in street name through a bank or broker, your shares will also be counted as present for the purpose of determining whether the quorum for the Annual Meeting is satisfied, even if you do not provide instructions to your bank or broker, if your bank or broker exercises its discretion to vote on Proposal 2 (a routine proposal). We urge you to vote by proxy even if you plan to attend the Annual Meeting in person. That will help us know as soon as possible that we have enough shares represented to hold the meeting. Returning your proxy will not affect your right to revoke your proxy, attend the Annual Meeting or vote in person at the Annual Meeting.

How do I vote my shares?

If you are a “holder of record” (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote in advance of the meeting on the Internet, by telephone or by mail using a written proxy card. You may request a physical proxy card by following the instructions included on the Notice of Internet Availability that you received. If you are a holder of record, you also will have the option to vote your shares in person at the Annual Meeting by delivering a completed proxy card in person or completing and delivering a ballot in person. We will distribute ballots to holders of record who wish to vote in person at the meeting.

If you hold your shares in street name through a bank or broker, you have the right to direct your bank or broker how to vote your shares. If you receive a Notice of Internet Availability or voting instruction form from your bank or broker, please follow the instructions provided on the form. If you do not instruct your bank or broker how to vote your shares, it will nevertheless be entitled to vote your shares with respect to “routine” items (Proposal 2), but it will not be permitted to vote your shares with respect to “non-routine” items (Proposals 1 and 3). In the case of a non-routine item, your shares will be considered “broker non-votes.” Also, you may vote at the meeting if you obtain and bring to the meeting a valid legal proxy from your bank or broker that holds your shares giving you the right to vote the shares at the meeting.

How do I attend the Annual Meeting?

The location of the Annual Meeting is Sylvamo World Headquarters, 6077 Primacy Parkway, Memphis, Tennessee 38119. The meeting will not be held virtually. If you wish to attend the Annual Meeting, please arrive in person no later than 15 minutes before the meeting start time of 12:00 p.m. Central Time on May 15, 2023, to allow sufficient time to sign in and be seated before the meeting commences.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting, but only on business that could have been transacted at the Annual Meeting before it was postponed or adjourned. You will still be able to change or revoke your proxy until it is voted at the postponed or adjourned meeting.

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INFORMATION ABOUT THE ANNUAL MEETING

Can I change or revoke my vote or proxy?

Yes, you may change your vote or revoke your proxy at any time before or at the Annual Meeting.

If you are a holder of record, you may change your vote or revoke your proxy by:

•	casting a new vote by telephone or on the Internet prior to the Annual Meeting;

•	properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;

•

giving written revocation in person at the Annual Meeting before voting commences or by mail delivered before the Annual Meeting to the attention of our Corporate Secretary at the street address noted in this Proxy Statement under the heading “How to Contact Us;” or

•	casting a new vote in person at the Annual Meeting.

If you hold your shares in street name through a bank or broker, you may change or revoke your voting instructions by contacting your bank or broker prior to the Annual Meeting.

What if I do not indicate my vote for one or more of the proposals on my proxy card?

If you are a holder of record and you return a signed proxy card without indicating your vote, your shares will be voted as follows:

•	for Proposal 1 to elect as our directors all eleven nominees named in Proxy Statement;

•	for Proposal 2 to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for 2023; and

•	for Proposal 3 to approve, on a non-binding advisory basis, the compensation of our NEOs.

If you are a holder of record and you do not return a proxy card or vote in person at the Annual Meeting, your shares will not be voted and will not count toward the quorum necessary to hold the meeting.

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will still be counted toward the quorum requirement for the Annual Meeting provided that your bank or broker votes your shares utilizing its discretionary authority for Proposal 2 as noted below. The failure to instruct your bank or broker how to vote will impact the vote on the proposals for consideration at the Annual Meeting as follows:

•

Proposals 1 and 3 — if you do not provide voting instructions, your bank or broker will not be permitted to vote your shares at all, and your shares will be considered broker non-votes. A broker non-vote will have no effect on the outcome of Proposal 1. A broker non-vote will have the same effect as a vote against Proposal 3.

•	Proposal 2 — your bank or broker may vote your shares at its discretion.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees, unless in accordance with law.

Will our directors attend the Annual Meeting?

Our Corporate Governance Guidelines set an expectation that all directors attend annual meetings of shareowners. All of our directors attended our 2022 annual meeting of shareowners, and we expect that they will attend the Annual Meeting.

Who will solicit proxies on behalf of Sylvamo?

Sylvamo pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, email or other electronic transmission or in person, without compensation. We have hired Alliance Advisors, LLC to solicit proxies for an estimated fee of approximately $25,000, plus expenses.

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INFORMATION ABOUT THE ANNUAL MEETING

What is householding?

We have adopted “householding,” a procedure by which shareowners of record who have the same address and last name and do not participate in electronic delivery will receive only one copy of the Notice of Internet Availability or the proxy materials, unless one or more of those shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or the proxy materials to a shareowner at a shared address to which a single copy of the documents was delivered. To request separate copies of the Notice of Internet Availability or the proxy materials, or to request that only a single copy be sent to the household, either now or in the future, please call us at 1-866-735-0665, or send your written request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

How do I change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future Notices of Internet Availability or sets of proxy materials, or if you currently receive multiple copies of the Notice of Internet Availability or multiple sets of proxy materials and would like to receive a single copy or set, please contact call Broadridge Financial Solutions, Inc., at 1-866-540-7095, or send your written request to:

Broadridge Financial Solutions, Inc.

Householding Dept.

51 Mercedes Way

Edgewood, NY 11717

Communicating with the Board

How do I communicate with the Board?

Shareowners or other interested parties may communicate with our entire Board, a Board committee, the Chairman, the independent directors as a group, the Lead Independent Director or any one or more specific directors by writing to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” Our Corporate Secretary will forward all communications relating to Sylvamo’s interests, other than business solicitations, advertisements, job inquiries or improper communications, directly to the appropriate director(s). For more information about communicating with the Board, see page 17.

Matters Pertaining to Sylvamo’s 2024 Annual Meeting of Shareowners

What is the deadline for consideration of Rule 14a-8 shareowner proposals for inclusion in Sylvamo’s Proxy Statement for the 2024 annual meeting of shareowners?

A shareowner who wishes to submit a proposal to be included in our Proxy Statement for the 2024 annual meeting of shareowners must send the proposal to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” We must receive the proposal in writing on or before December 7, 2023, and the proposal must also comply with the requirements of our Bylaws, Delaware law, and applicable SEC rules, including Rule 14a-8 under the Exchange Act.

Can I nominate a director in connection with the 2024 annual meeting of shareowners?

Yes. If you would like to make a director nomination for the 2024 annual meeting of shareowners, you must submit such nomination in accordance with the advance notice provisions in our Bylaws. Our Bylaws are available for review as an exhibit linked to our 2022 Form 10-K, accessible at www.sylvamo.com at the “investors” link. Any such nomination must be received by our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us,” no earlier than January 16, 2024 and no later February 15, 2024 (assuming we do not hold our 2024 annual meeting more than 30 days before or 70 days after the anniversary date of the Annual Meeting), and any such nomination must include all information required by our Bylaws in connection with such nomination, including with respect to both the shareowner proponent and the nominee, and such nomination must otherwise comply with our Bylaws.

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INFORMATION ABOUT THE ANNUAL MEETING

In addition to satisfying the requirements of our Bylaws, to comply with the SEC’s universal proxy rules, if you intend to solicit proxies in support of nominees other than the Board’s nominees, you must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

If we hold our 2024 annual meeting more than 30 days before or 70 days after the anniversary date of the Annual Meeting, then the notice and information required by our Bylaws must be received by our Corporate Secretary no later than the later of the 90th day prior to our 2024 annual meeting or the close of business on the 10th day following the date of the initial public announcement of the date of our 2024 annual meeting.

In the event any director nomination is made properly in accordance with our Bylaws and the applicable rules as set forth above, our Nominating and Corporate Governance Committee will consider the nominee as a potential nominee for election to our Board at our 2024 annual meeting. The Nominating and Corporate Governance Committee uses the same criteria to evaluate candidates nominated by shareowners as it does for any other candidate for director.

Can I raise other business at the 2024 annual meeting of shareowners?

Yes. If you would like to raise any business (other than director nominations) that is not the subject of a proposal timely submitted for inclusion in our Proxy Statement for the 2024 annual meeting, you must raise such business in accordance with the advance notice provisions set forth in our Bylaws. Any such notice must be received by our Corporate Secretary no earlier than January 16, 2024, and no later February 15, 2024 (assuming we do not hold our 2024 annual meeting more than 30 days before or 70 days after the anniversary date of our Annual Meeting), and must otherwise include all information required by our Bylaws in connection with the proposal of any such business and otherwise comply with our Bylaws. If we hold our 2024 annual meeting more than 30 days before or 70 days after the anniversary date of the Annual Meeting, then the notice and information required by our Bylaws must be received by our Corporate Secretary no later than the later of the 90th day prior to our 2024 annual meeting or the close of business on the 10th day following the date of the initial public announcement of the date of our 2024 annual meeting.

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Corporate Governance

Board Composition and Director Independence

Our business and affairs are managed under the direction of our Board. Currently, the size of our Board is eleven directors. Our directors are elected annually to serve until the next annual meeting of shareowners or until their successors are duly elected and qualified.

The number of members on our Board may be fixed by majority vote of the members of our Board. Any vacancy in our Board will be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director will hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Our Board has previously determined that Stan Askren, Christine S. Breves, Jeanmarie Desmond, Liz Gottung, Joia M. Johnson, Karl L. Meyers, David Petratis, J. Paul Rollinson, Mark W. Wilde and James P. Zallie are independent in accordance with applicable rules and regulations of the SEC and the New York Stock Exchange (“NYSE”).

Board Leadership Structure

Our Board is currently led by our Chairman and Chief Executive Officer, Jean-Michel Ribiéras. Our Board does not mandate the separation of the offices of Chairman and Chief Executive Officer. Our Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of Sylvamo at a given point in time. The independent directors on our Board elected David Petratis as our Lead Independent Director, who presides over meetings of the independent directors, has authority over certain governance matters and organizes the process for the independent directors’ annual performance review of the Chief Executive Officer. Our Board believes this governance structure currently promotes a balance between the Board’s independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis. Our Board expects to periodically review its leadership structure to ensure that it continues to meet our needs, including with respect to risk oversight responsbilities. For more information about the Board’s risk oversight, see “Risk Oversight” on page 15.

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Board Committees

Our Board has an Audit Committee, a Management Development and Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth in the table below. In the future, our Board may establish other committees as it deems appropriate to assist it with its responsibilities.

Board Member	Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee

Jean-Michel Ribiéras

Stan Askren	●	●

Christine S. Breves	●

Jeanmarie Desmond	● chair		●

Liz Gottung		● chair	●

Joia M. Johnson		●	●

Karl L. Meyers			●

David Petratis			● chair

J. Paul Rollinson		●

Mark W. Wilde	●	●

James P. Zallie	●

Audit Committee

The Audit Committee, which consists of Jeanmarie Desmond (Chair), Stan Askren, Christine S. Breves, James P. Zallie, and since March 1, 2023, Mark W. Wilde, has the responsibility for, among other things, assisting the Board in reviewing and monitoring the quality and integrity of our financial statements, reviewing our accounting, financial and external reporting policies and practices, assessing our independent auditor’s qualifications and independence, overseeing the performance of our internal audit function and independent auditors, overseeing our compliance with legal and regulatory requirements and monitoring the risk of financial fraud involving our management and the controls in place to prevent, deter and detect fraud. The charter of our Audit Committee is available without charge on the investor relations portion of our website at https:// investors.sylvamo.com/governance/governance-documents. It is also available without charge in print to any shareowner who requests it by sending their request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

Our Board has determined that each director serving on the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of NYSE. Our Board has determined that all directors on the Audit Committee are “financially literate” and that each of Ms. Desmond, Ms. Breves and Mr. Askren is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of NYSE.

Audit Committee Engagement and Oversight of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements (sometimes referred to below as the “auditor”). To that end, the Audit Committee has adopted pre-approval policies and procedures for services performed by the independent registered public accounting firm. These policies and procedures are intended to assure that the provision of services by the auditor does not impair the auditor’s

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independence. Pursuant to these policies and procedures, each year the Audit Committee receives a listing for services pre-approval that describes nature of work encompassed by the “audit,” “audit-related,” “tax” and “all other” auditor service categories. The term of any pre-approval is for the calendar year following the date of pre-approval, unless the Audit Committee specifically provides for a different period. The fees for all services pre-approved by the Audit Committee must be fixed or based on standard hourly rates for professional time incurred. Contingent fee arrangements are not permitted. If, subsequent to the pre-approval, specific services are considered by our management were not considered in the pre-approval categories, or the proposed cumulative fees are expected to exceed the pre-approval category range, then appropriate members of management and the auditor must request further approval of the Audit Committee, presenting information that is designed to validate that the proposed services or excess fees are consistent with the SEC’s rules on auditor independence.

The Audit Committee engaged Deloitte & Touche to perform an annual audit of Sylvamo’s financial statements for our fiscal year ended December 31, 2022 and ratified the appointment of Deloitte & Touche as our independent registered public accounting firm and ratified and approved the fees for 2022 for each category of auditor services on October 12, 2021.

Independent Auditor Fees and Services

The information below reports on the fees paid by us with respect to services provided by Deloitte & Touche in 2022 and 2021. All services rendered by Deloitte & Touche were approved by the Audit Committee and were determined to be permissible under applicable laws and regulations.

	2021 ($, in thousands)	2022 ($, in thousands)

Audit Fees	4,638	4,786

Audit-Related Fees	—	449

Tax Fees	184	1,299

All Other Fees	—	—

Total Fees	4,822	6,534

Pursuant to rules adopted by the SEC, the fees paid to Deloitte & Touche for the services that it provided in 2022 and 2021 are presented in the table above under the following categories:

•	Audit Fees: fees for audit services, services associated with SEC filings (including review of our quarterly financial information) and statutory and subsidiary audits

•	Audit-Related Fees: fees for acquisition and divestiture services, employee benefit plans audits and research tools

•	Tax Fees: fees for tax planning and advice, tax compliance, review and consultation on regulatory matters and advice on tax-related organizational matters

•	All Other Fees: fees for other permissible work that does not meet the above category descriptions.

Audit Committee Report

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2022.

The Audit Committee assists the board of directors in its oversight of Sylvamo’s financial reporting processes and the independent audit of Sylvamo’s financial statements. The Audit Committee’s responsibilities are more fully described in its charter, which is available at

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www.sylvamo.com under the “Investors” tab at the “Governance – Governance Documents” link. Paper copies of the Audit Committee charter may be obtained, without cost, by written request to Mr. Matthew L. Barron, Corporate Secretary, Sylvamo Corporation, 6077 Primacy Parkway, Memphis, TN 38119.

Sylvamo’s management is responsible for Sylvamo’s internal controls and financial reporting processes, and for preparing Sylvamo’s financial statements. Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, performed an independent audit of Sylvamo’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressed an opinion on the conformity of the financial statements to accounting principles generally accepted in the United States of America. Deloitte also audited and expressed an opinion on the effectiveness of Sylvamo’s internal control over financial reporting as of December 31, 2022, based on criteria established in “Internal Control — Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Against this background, in fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte Sylvamo’s audited financial statements for the 2022 fiscal year, management’s assessment of the effectiveness of Sylvamo’s internal control over financial reporting, and Deloitte’s opinion on Sylvamo’s internal control over financial reporting. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” and the SEC. The Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning its independence, and has discussed with Deloitte its independence from Sylvamo and its management. The Audit Committee has also considered whether the provision of non-audit services by Deloitte is compatible with maintaining the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Sylvamo’s Board that Sylvamo’s audited financial statements be included in Sylvamo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

By the Audit Committee

•	Jeanmarie Desmond, Chair

•	Stan Askren

•	Christine S. Breves

•	James P. Zallie

Mr. Wilde did not sign the Audit Committee Report, because he was first appointed to the Audit Committee on March 1, 2023.

Management Development and Compensation Committee

The Management Development and Compensation Committee, which consists of Liz Gottung (Chair), Stan Askren, Joia M. Johnson, J. Paul Rollinson, and since March 1, 2023, Mark W. Wilde, is responsible for overseeing Sylvamo’s overall compensation programs, approving the compensation of our senior vice presidents, recommending the CEO’s compensation to our independent directors for approval, performing the CEO’s performance evaluation, reviewing with management our annual Compensation Discussion and Analysis, assessing risk associated with our compensation strategy and programs, advising management on human capital management strategies (including culture, diversity and inclusion strategies, programs and initiatives), reviewing and recommending actions based on the results of shareowner advisory votes on our executive compensation, and ensuring that we have in place policies and programs for the development of senior management and succession planning. The charter of our Management Development and Compensation Committee is available without charge on the investor relations portion of our website at https://investors.sylvamo.com/governance/governance-documents. A paper copy is available without charge to any shareowner who requests it by sending the request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

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Each director serving on the Management Development and Compensation Committee qualifies as a “non-employee director” as defined in Exchange Act Rule 16b-3 and as “independent” under the NYSE independence requirements for compensation committee members.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which consists of David Petratis (Chair), Jeanmarie Desmond, Liz Gottung, Joia M. Johnson, and since March 1, 2023, Karl L. Meyers, is responsible for assuring that the Company abides by sound corporate governance principles, identifying, evaluating and recommending nominees to the Board for election as our directors, assuring that shareowner communications (including shareowner proposals for inclusion in our annual proxy statement) are addressed appropriately, assuring that processes are in place for the evaluation of the Board, its committees and management, overseeing Board evaluations and providing oversight and guidance on sustainability and environmental, social and governance matters. The charter of our Nominating and Corporate Governance Committee is available without charge on the investor relations portion of our website at https://investors.sylvamo.com/governance/governance-documents. A paper copy is available without charge to any shareowner who requests it by sending the request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of that entity’s executive officers serving on our Board or our Management Development and Compensation Committee. During fiscal 2022, none of the members of the Management Development and Compensation Committee had any relationships requiring disclosure under the SEC’s related person transaction rules.

Risk Oversight

Our Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board into the identification and assessment of key risks and our risk mitigation strategies. The full Board has primary responsibility for evaluating strategic and operational risk management and succession planning. Our Audit Committee is responsible for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, which includes oversight of compliance related to legal and regulatory exposure, as well as cybersecurity risk, and meets regularly with our chief legal and compliance officers. Our Management Development and Compensation Committee evaluates risks arising from our employment and compensation policies and practices. Our Nominating and Corporate Governance Committee evaluates risks involving potential conflicts of interest and related party transactions and has responsibility for oversight of ESG including risks.

For risks that each committee oversees, appropriate members of management who manage such risks at the Company report on such risks to the appropriate committee, including how existing risks are monitored, how new risks are identified and evaluated and how risks are addressed. Such reports occur on a periodic basis that is at least annual, with more frequent reporting for the most significant risks.

Each committee reports to the full Board regarding these and all other significant matters covered at the committee’s meeting, promptly after such meeting.

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Governance and Ethics Policies

Our Board has adopted the following policies that set forth standards of good corporate governance and ethics and reflect our guiding principle to always do the right things, in the right ways, for the right reasons:

•	Corporate Governance Guidelines

•	Code of Conduct

•	Code of Financial Ethics

•	Whistleblower Policy

The Corporate Governance Guidelines set forth our policies and procedures relating to corporate governance and comply with the requirements of the NYSE. Our Corporate Governance Guidelines are available on our website at https://investors.sylvamo.com/governance/governance-documents.

The Code of Conduct is applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers, in accordance with applicable rules and regulations of the SEC and the NYSE. Our Code of Conduct is available on our website at https://www.sylvamo.com/us/en/people—communities/ethics—compliance. We intend to disclose any amendments to the Code of Conduct and any waivers of its requirements on our website.

Paper copies of the Corporate Governance Guidelines and Code of Conduct are available, free of charge, to any shareowner who requests it by sending their request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

The Code of Financial Ethics is applicable to our directors, officers and employees and addresses matters intended to deter wrongdoing and promote a culture of ethical and honest behavior.

The Whistleblower Policy sets forth our policies and procedures by which any person may report perceived financial or other misconduct concerning Sylvamo, on an anonymous basis in the discretion of the reporting person.

The Code of Financial Ethics and Whistleblower Policy are available on our website at https://investors.sylvamo.com/governance/governance-documents.

Director Nomination Process

Our Nominating and Corporate Governance Committee considers appropriate criteria for filling vacant board of director positions, taking into consideration such factors as it deems appropriate, including the candidate’s experience and professional success, leadership and the highest level of personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee seeks qualified candidates with diverse backgrounds to promote diversity of thought and experience. The Nominating and Corporate Governance Committee makes recommendations to the full Board which in turn will make the final determination whether to nominate or appoint the new director after considering the Nominating and Corporate Governance Committee’s recommendation. The Nominating and Corporate Governance Committee will consider director candidates proposed by shareowners on the same basis as recommendations from other sources. Any shareowner who wishes to recommend a prospective candidate for the Board for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate, among other things, in writing to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the Board. Our Bylaws set forth the requirements and procedures for director nomination by a shareowner of persons for election to the Board. Additionally, submission of director nominations in connection with an annual meeting of shareowners and for inclusion in the Company’s proxy statement must comply with the requirements summarized in the section of this Proxy Statement under the heading “Matters Pertaining to Sylvamo’s 2024 Annual Meeting of Shareowners.”

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CORPORATE GOVERNANCE

Director “Overboarding” Limits

Our Corporate Governance Guidelines provide that our directors may serve on no more than three public company boards of directors, in addition to Sylvamo’s Board. They also provide that our Audit Committee members may serve on no more than three public company audit committees (including our Audit Committee) without first engaging in a process whereby the Board evaluates the potential impact of the proposed additional audit committee service on their ability to serve effectively on the Audit Committee.

Mandatory Director Retirement

Pursuant to our Corporate Governance Guidelines, directors must retire from our Board effective no later than December 31st of the year in which the director attains the age of 75 years.

Executive Sessions

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Our Corporate Governance Guidelines require our independent, non-management directors to hold two such executive sessions per year. In 2022, our independent directors held two executive sessions without management present. Our directors also periodically hold executive sessions of all directors including our Chief Executive Officer, and in 2022 they held five such executive sessions for all directors. The presiding director at the executive sessions of independent directors is our Lead Independent Director. Executive sessions are of no fixed duration, and our directors are encouraged to raise and discuss any matters of interest.

Director Attendance at Board and Committee Meetings

The Board and its committees hold meetings on at least a quarterly basis. In 2022: the Board met ten times; the Audit Committee met four times; the Management Development and Compensation Committee met five times; and the Nominating and Corporate Governance Committee met four times. Each incumbent director attended at least 75% of the meetings of the Board and the committees on which he or she served.

Board Self-Assessments

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee annually initiates and oversees self-assessments by the Board and its committees in accordance with the NYSE’s listing standards, reviews and discusses the self-assessments, and reports its findings and recommendations to the Board. Our Board and its committees conducted self-assessments in November 2022.

Shareowner Engagement

We expect all of our directors to attend our annual meetings of shareowners and be available to answer questions from shareowners at the meetings. Between meetings, we expect Jean-Michel Ribiéras, our Chairman and Chief Executive Officer, and/or John V. Sims, our Senior Vice President and Chief Financial Officer, to engage with shareowners on a regular basis at industry and financial conferences, road shows and one-on-one meetings.

Communicating with the Board

Our Board has adopted a Board of Directors Communication Policy because the Board values the input and insights of our shareowners and other interested parties and believes that effective communication strengthens the role of the Board as an active, informed and

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CORPORATE GOVERNANCE

engaged body. To facilitate communication, the policy outlines the procedures for communicating with the Board, the committees of the Board and the members of the Board or any of its committees. Our Board of Directors Communication Policy is available for review at https://investors.sylvamo.com/governance/governance-documents.

Shareowners or other interested parties may communicate with our entire Board, a Board committee, the Chairman, the independent directors as a group, the Lead Independent Director or any one or more specific directors by writing to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” Our Corporate Secretary will forward all communications relating to Sylvamo’s interests directly to the appropriate director(s), except for communications that our Corporate Secretary determines, based on his review and consultation with our CEO or CFO, are not appropriate to forward to director(s) because they are primarily commercial in nature such as business solicitations, advertisements and job inquiries, or they are related to an improper or irrelevant topic, or they request general information about Sylvamo.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Sylvamo will initially receive and process the communications before forwarding them to the addressee.

Certain Securities Transactions

Short Sales and Options

Our Board has adopted a policy that prohibits our directors and executive officers from short sales of and options trading in our securities (including puts and calls). Short sales and such other transactions may evidence an expectation on the part of the seller that our securities will decline in value and signal to the market an absence of confidence in our short-term prospects, as well as potentially reduce the seller’s incentive to improve our performance.

Pledges and Hedges

In addition, the policy prohibits any of our directors and executive officers from pledging our securities or engaging in hedging transactions in our securities. Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential appreciation in the stock. These transactions allow the person to continue to own the stock, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as our other shareowners. See page 43 for additional information.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

In accordance with the Sarbanes-Oxley Act, our Board has adopted procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

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Executive Officers and Directors

Below is a list of the names, ages as of April 5, 2023, positions and brief accounts of the business experience of the individuals who serve as our executive officers and directors.

Name	Age	Position

Jean-Michel Ribiéras	60	Chairman and Chief Executive Officer

John V. Sims	60	Senior Vice President and Chief Financial Officer

Matthew L. Barron	51	Senior Vice President, General Counsel and Corporate Secretary

Thomas A. Cleves	60	Senior Vice President, Corporate Affairs

Rodrigo Davoli	44	Senior Vice President and General Manager, Latin America

Greg C. Gibson	62	Senior Vice President and General Manager, North America

Peggy Maes	58	Senior Vice President and Chief People Officer

Oliver Taudien	51	Senior Vice President and General Manager, Europe

Patrick Wilczynski	54	Senior Vice President, Operational Excellence

Stan Askren	62	Director

Christine S. Breves	67	Director

Jeanmarie Desmond	56	Director

Liz Gottung	66	Director

Joia M. Johnson	63	Director

Karl L. Meyers	69	Director

David Petratis	65	Director

J. Paul Rollinson	61	Director

Mark W. Wilde	65	Director

James P. Zallie	61	Director

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EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

Jean-Michel Ribiéras

Chairman and Chief Executive Officer; Director

Jean-Michel Ribiéras has been our Chairman and Chief Executive Officer since October 2021 and a director since Sylvamo’s formation in March 2021. Mr. Ribiéras was our President from March 2021 until October 2021. Previously, Mr. Ribiéras held various positions with International Paper, where he accumulated over 26 years of experience. He served as Senior Vice President — Industrial Packaging of the Americas of International Paper from June 2018 until March 2021. He previously served as Senior Vice President — Global Cellulose Fibers of International Paper from July 2016 through June 2018 and led the integration of Weyerhaeuser’s cellulose fibers business with International Paper’s pulp business. Prior to that role, he served International Paper as Senior Vice President and President, Europe, Middle East, Africa and Russia from 2013 until June 2016, and as Vice President and President, Latin America from 2009 until 2013. He previously held a variety of roles of increasing responsibility at International Paper in Europe and in the United States, including Vice President of European Papers from 2002 to 2004 and Vice President of International Paper’s Pulp and Converting Papers businesses from 2005 to 2009.

Mr. Ribiéras has been appointed to the U.S.-Brazil CEO Forum by the U.S. Secretary of Commerce for its 2023-2026 term.

Mr. Ribiéras has a bachelor’s degree in Management from École Supérieure des Dirigeants d’Entreprise (France) and a Master of Marketing from University of Hartford, and has completed INSEAD’s advanced management program (France).

Qualifications

Mr. Ribiéras brings to our Board extensive experience and leadership skills, developed from his nearly three decades of experience with our former parent company, International Paper, including with businesses that now comprise Sylvamo, and his experience running the European, Latin American and North American segments of Sylvamo, which we believe makes him a valuable member of our Board.

John V. Sims

Senior Vice President and Chief Financial Officer

John V. Sims has been our Senior Vice President and Chief Financial Officer since October 2021. Mr. Sims served as Senior Vice President, Corporate Development of International Paper from December 2019 until October 2021. Mr. Sims served as Senior Vice President and President, Europe, the Middle East, Africa and Russia of International Paper from 2016 until December 2019. He became Vice President and General Manager, European Papers of International Paper in March 2016, and prior to that served as the Vice President and General Manager for International Paper’s North American Papers business from 2014. Mr. Sims first became an officer of International Paper in 2008 when he was appointed Vice President, Strategic Planning. He then served as Vice President, Finance and Strategy for International Paper’s North American Industrial Packaging business before assuming general management responsibility for International Paper’s U.S. Imaging Papers business, and then for its North American Papers division. Mr. Sims holds a degree in Mechanical Engineering from the U.S. Naval Academy and a Master of Business Administration from the University of Michigan.

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EXECUTIVE OFFICERS AND DIRECTORS

Matthew L. Barron

Senior Vice President, General Counsel and Corporate Secretary

Matthew L. Barron has been our Senior Vice President, General Counsel and Corporate Secretary since October 2021. From 2018 until our spin-off from International Paper in October 2021, Mr. Barron served as International Paper’s Associate General Counsel with responsibility for corporate law, environmental, health and safety, information technology and intellectual property. In 2014, Mr. Barron was appointed Associate General Counsel supporting International Paper’s Papers, Pulp and Consumer Packaging businesses, and after the acquisition of Weyerhaeuser’s Cellulose Fibers business in 2016, he was dedicated to International Paper’s Global Cellulose Fibers business. In 2011, he was named Finance Director, Consumer Packaging of International Paper, and later served as General Counsel for xpedx, International Paper’s former distribution business, where he assisted with the spin-off of that division. Mr. Barron spent his first five years at International Paper as an attorney in the company’s corporate law department, responsible for mergers, acquisitions and securities law. Mr. Barron joined International Paper in 2006, after working for the law firm of Sullivan & Worcester LLP in Boston, Massachusetts. Mr. Barron has served on the board of directors of the Mid-South Food Bank since 2016 and previously served on the board of directors of ASG Worldwide (AGI-Shorewood), a business of Atlas Holdings LLC. He has a bachelor’s degree in Accounting from Fairfield University and a J.D. from the University of Connecticut.

Thomas A. Cleves

Senior Vice President, Corporate Affairs

Thomas A. Cleves has been our Senior Vice President, Corporate Affairs since October 2021. Mr. Cleves served as International Paper’s Vice President, Global Citizenship, with responsibility for sustainability, community engagement, communications and corporate marketing, from 2015 until our spin-off from International Paper in October 2021. In 2007, Mr. Cleves was named International Paper’s Vice President, Investor Relations, and served as its Vice President and General Manager, Containerboard and Recycling from 2011 to 2015. During his career, Mr. Cleves has worked in sales, marketing, strategic planning, general management and leadership roles in International Paper’s fine papers, printing papers and Industrial Packaging businesses. Mr. Cleves entered the paper and packaging industry in 1983 and joined International Paper in 1987 with the acquisition of Hammermill Paper Company. He serves on the board of trustees for the Memphis Shelby Crime Commission. Mr. Cleves has a bachelor’s degree in Business Management from Northern Kentucky University and a Master of Business Administration from Northwestern University.

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EXECUTIVE OFFICERS AND DIRECTORS

Rodrigo Davoli

Senior Vice President and General Manager, Latin America

Rodrigo Davoli has been our Senior Vice President and General Manager, Latin America since October 2021. He served as International Paper’s Vice President, Latin America printing papers business and President of International Paper Brazil from 2017 until our spin-off from International Paper in October 2021. From 2011 to 2017, Mr. Davoli served as Marketing Manager, European Papers of International Paper. Mr. Davoli served as General Sales Manager of IPEX, International Paper’s export company, and as Commercial Director for its Latin America printing papers business from 2016 to 2017. He has also held a variety of leadership positions at International Paper in finance, strategic planning, marketing and sales. Mr. Davoli entered the paper and packaging industry in 1993 and joined International Paper with the merger of Champion International in 2000. Mr. Davoli serves on the Brazilian Pulp and Paper Association Board. He has bachelor’s degree in Law from Unipinhal University (Brazil) and an International Executive Master of Business Administration from São Paulo University (Brazil).

Greg C. Gibson

Senior Vice President and General Manager, North America

Greg C. Gibson has been our Senior Vice President and General Manager, North America since October 2021. Mr. Gibson served as International Paper’s Vice President and General Manager, North American Papers from 2016 until our spin-off from International Paper in October 2021. He previously served as Vice President and General Manager for multiple International Paper commercial divisions, including Commercial Printing and Imaging papers, European Papers, European Packaging, Coated Paperboard and North American Papers. Mr. Gibson joined International Paper in 2000 as part of International Paper’s merger with Champion International. During his career, Mr. Gibson has held a variety of sales, marketing and general management roles. Mr. Gibson entered the paper and packaging industry in 1982. Mr. Gibson has served on the boards of directors of the American Forest & Paper Association, Confederation of European Paper Industries, United Way of the Mid South and the Juvenile Diabetes Research Foundation. He also serves on the City of Hope Medical Center National Business Products Council. Mr. Gibson has a bachelor’s degree in Economics from DePauw University.

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EXECUTIVE OFFICERS AND DIRECTORS

Peggy Maes

Senior Vice President and Chief People Officer

Peggy Maes has been our Senior Vice President and Chief People Officer since October 2021. Ms. Maes served as International Paper’s Human Resources Director, Europe, Middle East and Africa from 2014 until our spin-off from International Paper in October 2021. Ms. Maes has 37 years of human resources experience, including helping multi-national corporations with start-ups, turnarounds, acquisitions and spin-offs. She spent 15 years working in high-tech industries and then as a consultant for start-up companies. She also worked in global human resources and talent management roles for Ingersoll Rand and Stanley Black & Decker. Ms. Maes has a bachelor’s degree in Economics from Instituut FUNCK (Belgium) and a Master of General Management from Solvay Brussels School (Belgium).

Oliver Taudien

Senior Vice President and General Manager, Europe

Oliver Taudien has been our Senior Vice President and General Manager, Europe since October 2021. Previously at International Paper, Mr. Taudien served as Chief Financial Officer and Strategy Director for Europe, Middle East and Africa from 2016 until our spin-off from International Paper in October 2021. During his career, he has held leadership roles across multiple geographic regions in finance and strategy, information technology and general management. He served in roles such as Business Analysis Director at International Paper’s global headquarters, International Paper’s European Papers Finance Director, its Finance Director for Europe, Middle East and Africa Packaging, its Information Technology director and its General Manager for the Corrugated Packaging business in Italy. Mr. Taudien joined International Paper in 1998. Mr. Taudien has a Master of Business from the University of Cologne (Germany).

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EXECUTIVE OFFICERS AND DIRECTORS

Patrick Wilczynski

Senior Vice President, Operational Excellence

Patrick Wilczynski has been our Senior Vice President, Operational Excellence since October 2021. From 2019 until our spin-off from International Paper in October 2021, he served as International Paper’s Vice President, Capital Effectiveness. From 2018 to 2019, he was International Paper’s Vice President, Global Technology and Strategic Initiatives. From 2016 to 2018, he was International Paper’s Vice President and General Manager, Coated Paperboard and Foodservice. He served as International Paper’s Vice President, Global Manufacturing Safety in 2015, where he helped establish its safety leading indicators program. In 2012, Mr. Wilczynski was named International Paper’s Vice President, Manufacturing for Europe, Middle East and Africa. Mr. Wilczynski has held a variety of leadership roles in operations, technical services, manufacturing, environmental, health and safety and finance. Mr. Wilczynski joined International Paper in 1992. He began his career working in engineering and operating roles within International Paper’s printing papers mill system. Mr. Wilczynski has a bachelor’s degree in Mechanical Engineering Technology from Pennsylvania State University.

Stan Askren

Director

Stan Askren has served as a member of our Board since October 2021.

Since 2018, Mr. Askren has served as Chief Executive Officer and Founder of Quiet Trail Advisors, a private, senior-level strategy and lean business advisory practice. He also currently serves as an advisor and lean business consultant for Lean Focus, LLC, a position he has held since 2019.

Prior to his current roles and until his retirement in 2018, Mr. Askren held various positions of increasing responsibility over 27 years at HNI Corporation (“HNI”), a leading global provider of workplace furnishings and hearth products. Mr. Askren served as the Chairman, President and Chief Executive Officer of HNI from 2004 to 2018, and President of Allsteel, a division of HNI, from 1999-2003.

Mr. Askren has served on the board of directors of Allison Transmission Holdings, the world’s largest manufacturer or fully automatic transmissions for commercial vehicles and a leader in hybrid propulsion for city buses, since 2016, where he is a member of the Audit Committee and Compensation Committee. Mr. Askren previously served on the boards of directors of Armstrong World Industries, Inc. from 2008 to 2022, where he served on its Audit, Finance and Management Development and Compensation Committees, HNI from 2003 to 2018 and Arctic Cat Inc. from 2012 to 2014.

Mr. Askren formerly served on the board of directors of the Iowa Heritage Foundation, the Business and Institutional Furniture Manufacturer’s Association (past chair) and the Iowa Business Council (past chair).

Mr. Askren has a Bachelor’s degree from the University of Northern Iowa and a Master of Business Administration from Washington University.

Qualifications

Mr. Askren brings expertise in lean operations and business practice and experience gained from his position as Chairman, President and Chief Executive Officer of HNI as well as broad-based experience in human resources, operations, marketing and multi-channel sales, ESG and developing a strong corporate culture, which we believe makes him a valuable member of our Board.

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EXECUTIVE OFFICERS AND DIRECTORS

Christine S. Breves

Director

Christine S. Breves has served as a member of our Board since October 2021.

In August 2022, Ms. Breves was named Executive Vice President – Business Transformation for United States Steel Corporation, a U.S. integrated steel producer, with operations in the United States and Central Europe (“U.S. Steel”). She served in that capacity until her retirement in December 2022. From 2019 through August 2022, Ms. Breves served as U.S. Steel’s Senior Vice President and Chief Financial Officer. As Chief Financial Officer, she led all aspects of the company’s financial responsibilities including internal and external reporting, credit, tax, treasury services, investor relations, pension responsibilities, internal controls and internal audit administrative oversight. In that role, she also led the company’s global procurement function, S&OP, information technology and real estate group. Ms. Breves was Senior Vice President, Manufacturing Support and Chief Supply Chain Officer from 2017 to 2019, Vice President and Chief Supply Chain Officer, Sales and Operations Planning, from 2015 to 2017, and Vice President and Chief Procurement Officer, Logistics and Transtar, from 2013 to 2015. Before joining U.S. Steel, Ms. Breves was 14 years at Alcoa Corporation, where she held leadership positions of increasing responsibility, culminating in her serving as Chief Procurement Officer, in which she led a global transformation of the organization.

Since 2022, Ms. Breves has served on the boards of directors of RXO, Inc. (“RXO”), a leader in brokered transportation for freight shippers and carriers, and MPLX LP (“MPLX”), an owner, operator, developer and acquirer of midstream energy infrastructure assets. She serves on the audit committee of RXO and on the audit and conflicts committees of MPLX.

Ms. Breves is past chairperson of CAPS Research Advisory Board and is a past member of the national Board of Directors of the Institute for Supply Management.

Ms. Breves holds a Bachelor’s degree in Business Administration from College of Charleston and a Master of Business Administration from The Citadel.

Qualifications

Ms. Breves brings executive experience in financial system management, risk management, global procurement and supply chain, manufacturing operations, strategy, business transformation, and human capital management, which we believe makes her a valuable member of our Board.

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EXECUTIVE OFFICERS AND DIRECTORS

Jeanmarie Desmond

Director

Jeanmarie Desmond has served as a member of our Board since September 2021.

From 2019 to 2020, Ms. Desmond was the Executive Vice President and Chief Financial Officer of DuPont de Nemours, Inc., a global multi-industry specialty solutions company formerly known as DowDuPont, Inc. (collectively “DuPont”). Ms. Desmond previously served as Vice President and Co-Controller for DuPont from 2017 to 2019 and as Vice President, Controller of EI DuPont De Nemours & Company, the predecessor to DuPont prior to its merger with the Dow Chemical Company in 2017, from 2015 to 2017.

Since 2021, Ms. Desmond has served on the board of directors of IPG Photonics Corporation, a leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications, and serves on its compensation committee and as chair of its audit committee. Since 2020, she has served on the board of directors of Trinseo S.A., a materials solutions provider and a manufacturer of plastics, latex binders and synthetic rubber, and serves on its audit committee and environmental, health, safety, sustainability and public policy committee.

Ms. Desmond has a Bachelor’s degree in Accounting from Mt. St. Mary’s University and is a certified public accountant (inactive).

Qualifications

Ms. Desmond has substantial finance and accounting experience, including finance leadership and operations financial planning and analysis, tax, internal audit, accounting controls, risk management, mergers and acquisitions, investor relations and extensive experience in the manufacturing and chemicals industry, which we believe makes her a valuable member of our Board.

Liz Gottung

Director

Liz Gottung has served as a member of our Board since October 2021.

Since 2017, Ms. Gottung has operated her own consulting company, as Principal and Consultant for Liz Gottung, LLC. Prior to her current role, over the past 25 years Ms. Gottung held a variety of human resources, manufacturing and operational roles of increasing responsibility with Kimberly-Clark Corporation (“Kimberly-Clark”), a manufacturer and marketer of global paper-based consumer products. Mostly recently, she served as Chief Human Resources Officer from 2002 to 2017 and as Senior Vice President and Senior Advisor in 2017.

Since 2006, Ms. Gottung has served on the board of directors of Louisiana-Pacific Corporation, a leading manufacturer of building products, and currently serves as Chair of Louisiana-Pacific Corporation’s Governance and Corporate Responsibility Committee and Vice-Chair of its Compensation Committee.

Ms. Gottung is an advisor for World 50, Inc., a resource group for senior executives from globally respected organizations to privately and candidly share ideas, solutions and collaborative discovery.

Ms. Gottung has a Bachelor’s degree in Business Administration from the State University of New York at Albany.

Qualifications

Ms. Gottung brings experience in labor relations and human resources in a large publicly held corporation, with extensive experience in leading, designing and implementing human capital strategies including compensation and benefits, both domestically and globally, talent management, diversity and inclusion, organizational strategy and deployment, which we believe makes her a valuable member of our Board.

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EXECUTIVE OFFICERS AND DIRECTORS

Joia M. Johnson

Director

Joia M. Johnson has served as a member of our Board since October 2021.

Ms. Johnson retired in 2021 as Chief Administrative Officer, General Counsel and Corporate Secretary of Hanesbrands Inc., a leading global manufacturer and retailer of apparel (“Hanes”). Ms. Johnson served as Hanes’ Chief Administrative Officer from 2016 to 2021 and as its Chief Legal Officer, General Counsel and Corporate Secretary from 2007 to 2021.

Ms. Johnson currently serves on the board of directors of Global Payments Inc., a leading Fortune 500 payments technology company. At Global Payments, Johnson is a member of the Compensation Committee and the Technology Committee. She also serves on the boards of directors of Regions Financial Corp. and its subsidiary, Regions Bank, and is a member of the Nominating and Corporate Governance Committee and the Risk Committee of both boards. From 2011 to 2019, Ms. Johnson was a member of the board of directors of Crawford & Company, a leading worldwide insurance brokerage company. For four of the years Ms. Johnson served on the board of directors of Crawford & Company, she served as Chair of its Compensation Committee, and throughout her time on the board of directors of Crawford & Company she served as a member of its Audit Committee.

Ms. Johnson is a board member and past Chair of the American Arbitration Association and a member of the Executive Leadership Council, Society of International Business Fellows and the National Association of Corporate Directors.

Ms. Johnson earned her Law degree from the University of Pennsylvania, her Master of Business Administration degree from The Wharton School of Business at the University of Pennsylvania, and her Bachelor’s degree from Duke University.

Qualifications

Ms. Johnson brings global leadership experience over several corporate functions for publicly traded companies, including legal, human resources, corporate social responsibility, government and trade relations, real estate, corporate security and her domestic and global mergers and acquisitions experience, which we believe makes her a valuable member of our Board.

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EXECUTIVE OFFICERS AND DIRECTORS

Karl L. Meyers

Director

Karl L. Meyers has served as a member of our Board since March 2023.

From 2012 to 2016, Mr. Meyers was the Chairman and Chief Executive Officer of Soundview Paper Holdings LLC (now named Marcal Paper), a U.S. manufacturer of towel and tissue products (“Soundview Paper”). Mr. Meyers has over 40 years of experience in the paper industry, including 26 years of operational experience. He previously served as Chief Operating Officer for Soundview Paper’s tissue division and as Vice President of Operations for various divisions and mills at Georgia-Pacific LLC (“Georgia-Pacific”), and prior to their acquisition by Georgia-Pacific, Fort James Corporation and Fort Howard Corporation.

Mr. Meyers received his Bachelor’s degree and Master of Business Administration from Northeastern State University.

Mr. Meyers was initially appointed to our Board pursuant to the Cooperation Agreement between Sylvamo and the Atlas Group. See “Other Information — Certain Relationships and Related Person Transactions” for additional information.

Qualifications

Mr. Meyers brings to our Board executive experience in and robust knowledge of the paper manufacturing industry, including operational strategy, gained from his approximately 40 years of experience with paper manufacturing companies, which we believe makes him a valuable member of our Board.

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EXECUTIVE OFFICERS AND DIRECTORS

David Petratis

Director

David Petratis has served as a member of our Board since October 2021.

In 2022, Mr. Petratis retired from his position as Chairman, President and Chief Executive Officer of Allegion plc (“Allegion”), a global provider of mechanical and electronic security products and access solutions, a position he held since 2013. Mr. Petratis led the spin-off of Allegion from Ingersoll Rand in 2013. Mr. Petratis previously served as Chairman, President and Chief Executive Officer of Quanex Building Products Corporation from 2008 to 2013, a manufacturer of engineered material and components for the building products markets. His professional career has additionally included senior leadership roles at Schneider Electric, MGE UPS Systems Americas and Square D Company.

Since December 2022, Mr. Petratis has been chairman of the board of directors and has served on the Audit Committee of MasterBrand, Inc., the largest manufacturer of residential cabinets in North America. From 2013 through 2022, he was on the board of Allegion plc, where he served as Chairman. He served eight years on the Gardner Denver Inc. corporate board.

Mr. Petratis has served as a member of the University of Northern Iowa Business Executive Advisory Board and various private boards and advisory groups, the University of California Irvine Graduate School of Management, the California State (Fullerton) Quality Advisory Board, Project Independence (a community agency in Costa Mesa, California, for the developmentally disabled),the National Electrical Manufacturers Association (NEMA) and the International Electrical Safety Foundation.

Mr. Petratis has a Bachelor’s degree in Industrial Management from the University of Northern Iowa and a Master of Business Administration from Pepperdine University.

Qualifications

Mr. Petratis has extensive experience with operations and lean manufacturing, distribution and channel marketing and management, mergers and acquisitions and strategy development, and has won acclaim for manufacturing excellence and industry-leading EHS performance, which we believe makes him a valuable member of our Board.

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EXECUTIVE OFFICERS AND DIRECTORS

J. Paul Rollinson

Director

J. Paul Rollinson has served as a member of our Board since October 2021.

Since 2012, Mr. Rollinson has served as President and Chief Executive Officer of Kinross Gold Corporation, a gold mining company with a global portfolio of mines and projects (“Kinross”). Mr. Rollinson previously served as Executive Vice President, New Investments for Kinross from 2008 to 2012. Mr. Rollinson has served on the board of Kinross since 2012.

Mr. Rollinson has a Bachelor’s degree in Geology from Laurentian University, Canada and a Master of Engineering in Mining from McGill University, Canada.

Qualifications

Mr. Rollinson brings leadership experience, including his current service as President and Chief Executive Officer of Kinross, his extensive experience in the forestry, mining, power and utilities, and industrial sectors and his experience in the Brazilian market, which we believe makes him a valuable member of our Board.

Mark W. Wilde

Director

Mark W. Wilde has served as a member of our Board since March 2023.

From 2014 until his retirement in January 2023, Mr. Wilde served as a senior sell-side analyst in equity research for Bank of Montreal Capital Markets, a multinational full-service financial services provider for corporate, institutional and government clients, in the North American paper, packaging and forest products sector. Before joining Bank of Montreal, Mr. Wilde served as an analyst at Deutsche Bank and predecessor firms BT Alex Brown and Bankers Trust, in the global paper, packaging and forest products sector. He has over 30 years of experience as a sell-side analyst in the sector.

Mr. Wilde is a recognized paper, packaging and forest products sector expert, and has been cited in multiple financial publications and other media. He has been a consistent member of the Institutional Investor All-America Research Team, a ranking by Institutional Investor Research providing independent validation of qualitative market intelligence.

Mr. Wilde graduated summa cum laude from Alma College with a Bachelor’s degree in History and a minor in Accounting, and he was a Hagley Fellow at the University of Delaware where he received a PhD in Economic History.

Mr. Wilde was initially appointed to our Board pursuant to the Cooperation Agreement between Sylvamo and the Atlas Group. See “Other Information — Certain Relationships and Related Person Transactions” for additional information.

Qualifications

Mr. Wilde’s substantial 30 years of experience as a sell-side analyst evaluating and modelling the financial performance of companies in the paper, packaging and forest products sector, his familiarity with the operations of companies in the sector, his insights derived from predicting and assessing the reasons for companies’ performance, and his familiarity with the focus of large investors in the sector, we believe will prove valuable to the Board’s strategic oversight of Sylvamo and makes him a valuable member of our Board.

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EXECUTIVE OFFICERS AND DIRECTORS

James P. Zallie

Director

James P. Zallie has served as a member of our Board since October 2021.

Since 2018, Mr. Zallie has served as the President and Chief Executive Officer of Ingredion Incorporated, a leading ingredients solutions company with customers worldwide (“Ingredion”). Prior to his current role, Mr. Zallie served Ingredion in various roles of increasing responsibility including as Executive Vice President, Global Specialties and President, Americas from 2016 to 2018, Executive Vice President, Global Specialties and President, North America and EMEA from 2014 to 2015, Executive Vice President, Global Specialties and President, EMEA and Asia Pacific from 2010 to 2013. Mr. Zallie previously served as President and Chief Executive Officer of National Starch LLC (“National Starch”) from 2006 to 2010. National Starch was acquired by Ingredion in October 2010.

Mr. Zallie has served on the board of directors of Ingredion since 2017. He previously served on the board of directors of Innophos Holdings, Inc., a manufacturer of essential ingredients, chelated minerals and innovative specialty phosphates, from 2014 to 2018.

Mr. Zallie serves on the boards of two private organizations, The Executives’ Club of Chicago and Northwestern Health Network.

Mr. Zallie has a Bachelor’s degree in food science from Pennsylvania State University, a Master’s Degree in food science from Rutgers University and a Master of Business Administration from Rutgers University.

Qualifications

Mr. Zallie brings leadership, operating and manufacturing and general management experience, including his current service as President and Chief Executive Officer of Ingredion, which we believe makes him a valuable member of our Board.

Family Relationships

There are no family relationships among our directors and executive officers.

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Executive Compensation

Compensation Discussion & Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs and compensation decisions made by the Management Development and Compensation Committee (“MDCC”) of the Board of Directors under those programs. This CD&A focuses on the compensation of the following named executive officers (“NEOs”) for fiscal 2022:

•	Jean-Michel Ribiéras, Chairman & Chief Executive Officer (“CEO”)

•	John V. Sims, Senior Vice President & Chief Financial Officer (“CFO”)

•	Greg C. Gibson, Senior Vice President & General Manager, North America

•	Matthew L. Barron, Senior Vice President, General Counsel and Corporate Secretary

•	Patrick Wilczynski, Senior Vice President, Operational Excellence

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Executive Summary

2022 Financial Highlights

Sylvamo had an exceptional first full fiscal year following the spin-off from International Paper October 1, 2021. Sylvamo delivered strong earnings and cash generation, while reducing debt and returning cash to shareowners, all in a year with supply chain challenges, cost inflation and discontinuing and ultimately divesting the Russian operations in October 2022. Sylvamo remains focused on our strategy of being the Employer, Supplier and Investment of Choice.

Top Quartile performance in 2022 in incentive plan metrics:

Short-term	Long-term

Free Cash Flow generation of $332 million	Absolute ROIC for 2022 of 35.17%

Adjusted EBITDA Margin of 19.9%	54.69% TSR #1 position versus peers in relative TSR

Strengthened Balance Sheet	>$370 million Gross Debt Reduction

Returning Cash to Shareowners

Share Dividend

F22 $0.1125	Starting 1Q23 $0.25

Exited TSA/Spin Agreement with former Parent Divestiture of Russian operations enabling debt pay down Announced acquisition of Nymolla Mill in Sweden at attractive price

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EXECUTIVE COMPENSATION

Global Compensation Philosophy and 2022 Programs – Overview

Our global compensation philosophy and 2022 programs are described at a high level below and in more detail in the following section.

Element	Overview

Global Compensation Philosophy

•  All elements of Target Total Direct Compensation should be market competitive and flexible based on business and industry dynamics in order to attract and retain the global talent needed to sustain the strategy of becoming the Employer, Supplier and Investment of Choice.

•  Compensation reward programs should drive engagement by providing differentiation for individual contributions and motivating employees to strive for superior performance.

•  Incentive plans should reward achievement of specific goals that drive sustainable long-term profitability and shareowner value creation.

•  Compensation mix should promote accountability by placing a significant emphasis on at-risk variable incentive compensation.

•  Compensation program must not lead to unnecessary or excessive risk-taking by our executives or create risks that are reasonably likely to have a material adverse effect on the company.

Data used for Benchmarking Compensation

•  We utilized the Benchmarking Peer Group (“BPG”) to set compensation for Sylvamo’s CEO and CFO position for compensation effective October 1, 2021, and to design executive compensation program elements.

•  BPG is comprised of 16 companies; at the time the BPG was approved, our revenue approximated the BPG median revenue of $3.3 billion.

•  For our other NEOs, we utilized general industry data for benchmarking compensation effective October 1, 2021, as those NEO positions were not disclosed in the BPG’s NEO proxy data.

Target Total Direct Compensation (“TDC”)	Base salary and target values for short- and long-term incentive plans were approved for Sylvamo executives at the time of the spin-off and base salary adjustments were approved as of March 1, 2022.

2022 Annual Incentive Plan (“2022 AIP”)	This annual, cash-based plan rewards performance achievement against Free Cash Flow and Adjusted EBITDA Margin goals.

2022 Long-Term Incentive Plan (“2022 LTIP”)	This equity-based, multi-year plan, rewards performance achievement against Return on Invested Capital (“ROIC”) and relative Total Shareholder Return (“rTSR”) goals for the performance-based restricted stock units and continued service with the Company for time-based restricted stock units.

Other Plans

•  Incentive Compensation Plan (“ICP”) governs Sylvamo’s short- and long-term incentive compensation plans and includes an initial authorization of 4.4 million shares available for equity awards under the plan.

•  Executive Severance Plan provides for cash and equity treatment in change-in-control (“CIC”) and non-CIC termination scenarios.

•  Stock ownership guidelines for the Executive Officers.

•  Personal use of charter aircraft up to the Board-approved limit for the CEO.

•  Standard medical and retirement plans.

•  Standard global mobility policy for employees on a mobility assignment.

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EXECUTIVE COMPENSATION

Compensation Policies and Practices

Our compensation program reflects our strong ethical culture and commitment to doing the right things, in the right ways, for the right reasons, all of the time. Below is a summary of a few practices that demonstrate our commitment.

What we DO	What we DON’T DO

✓  Limit on Severance for Executive Officers. In a termination event not related to a change-in-control of the Company, severance is capped at two times the sum of base salary plus target AIP award for the CEO and one times base salary for SVPs.

✓  Cap on Change-in-Control Cash Benefits. In the event of a change-in-control, we cap cash severance at two and one-half times the sum of base salary plus target AIP award for the CEO and one and one-half times the sum of base salary plus target AIP award for SVPs.

✓  Robust Equity Ownership and Retention Requirements. We require Executive Officers to own Sylvamo shares equal to a multiple of base salary and to retain 50 percent of net (after-tax) vesting of equity until the ownership requirement is met.

✓  Clawback of Incentive Compensation. We will clawback AIP and LTIP awards in the event of financial restatement and certain misconduct for our Executive Officers.

✓  Non-Competition and Non-Solicitation Agreements. We require our Executive Officers to enter into non-competition agreements and non-solicitation agreements, the violation of which may result in forfeiture and clawback of incentive compensation awards as well as ineligibility for the Executive Severance Plan benefits.

✓  Multiple Performance Metrics. We use two metrics in each of the AIP and LTIP to incentivize a balanced approach to decision making.

✓  Peer Groups. We use BPG and general industry survey data to benchmark compensation and a separate peer group to compare our relative TSR.

✓  Annual Risk Assessment. We evaluate annually whether our compensation policies and practices are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage executives to take unnecessary or excessive risks that would be reasonably likely to have a material adverse effect on the Company.

✓  Annual Say on Pay Vote. We hold an annual advisory vote to solicit our shareowners’ feedback on our compensation program.

✓  No Employment Agreements with our NEOs. We do not have employment agreements that guarantee compensation or ongoing employment with any Executive Officer who is based fully in the United States.

✓  No Arrangement with our Executive Officers for Single Trigger Change-in-Control Cash Benefits or Equity Vesting. In the event of a change in control, we require a double trigger before payment of cash severance or vesting equity awards. The severance is paid and equity vests only if there is a qualifying termination of employment within two years following the change-in-control.

✓  No Active Defined Benefit Retirement Programs. Executive Officers participate in the same defined contribution plan as all of our U.S. based employees, with no additional contribution. Those who previously were employed by International Paper may have a benefit under that prior plan.

✓  No repricing of stock options. In the event we grant stock options in the future, we will not reprice those under our plan.

✓  No Short Selling, Pledging or Hedging by Section 16 Officers and Directors. We do not permit any Section 16 Officer or Director to short sell Sylvamo securities, pledge Sylvamo securities as collateral for a loan or hold in a margin account, hedge or engage in a monetization transaction of our securities.

✓  No Excessive Perquisites. We offer limited perquisites to our NEOs. We cap our expense for personal travel by the CEO on charter aircraft to a maximum of $125,000.

✓  No Tax Gross-Ups. We do not gross-up any NEO compensation to cover taxes.

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EXECUTIVE COMPENSATION

2022 Target Total Direct Compensation Elements

Executives Officers are paid a mix of cash and equity-based compensation:

Element	Overview

Base Salary

•  Fixed portion of compensation based on the responsibilities of each Executive Officer’s position, experience level and individual performance.

•  3.5% increase approved by the MDCC effective March 1, 2022 based on benchmarking analysis and recognition of the strong start following the spin-off.

•  Additional information can be found on page 39.

Annual Incentive Plan (AIP)

•  Rewards achievement of pre-established financial goals – Free Cash Flow (weighted 60%) and Adjusted EBITDA Margin (weighted 40%) for 2022.

•  These metrics link our executive’s short-term incentive to the foundation of Sylvamo’s financial discipline to deliver robust, resilient cash flow and focus on using our commercial and operational advantages to build a strong balance sheet and return cash to shareowners.

•  Additional information can be found beginning on page 40.

Long-Term Incentive Plan (LTIP)

•  The long-term incentives balance the interest of retaining top talent and enhancing alignment with shareowner interest by utilizing a mix of 40% time-based restricted stock units (RSUs) and 60% performance-based restricted stock units (PSUs).

•  RSUs vest ratably over the three-year period and PSUs vest at the end of the three-year period based on Company performance in:

•  Absolute Return on Invested Capital (ROIC) weighted 50% and

•  Relative Total Shareholder Return (rTSR) weighted 50%.

•  Additional information can be found beginning on page 41.

We believe executive compensation should be more heavily weighted in variable, at-risk elements, emphasizing incentive compensation over fixed elements, such as base salary, as illustrated in the charts below:

Target Direct Compensation Mix

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EXECUTIVE COMPENSATION

Say on Pay Results

In May 2022, we received 95% support for our NEOs’ 2021 compensation. Consistent with shareowner support given in their “say-on-frequency” vote at our 2022 annual meeting of shareowners, we will ask our shareowners to vote on our executive compensation program annually until their next “say-on-frequency” vote in 2028.

The MDCC and management will continue to ensure a strong pay-for-performance correlation and refine our compensation philosophy and executive pay programs to ensure appropriate alignment of our executives’ interest with those of shareowners. We believe that engaging with investors is fundamental to our commitment to sound governance and will continue to strengthen our investor outreach efforts, as needed, to navigate changes in the executive compensation landscape.

EXECUTIVE COMPENSATION PROGRAM DESIGN

Compensation Decision-Making Process

Role of the Management Development and Compensation Committee

The MDCC is responsible for overseeing our executive compensation programs and deciding on our Executive Officers’ compensation. The MDCC approves:

•	Our compensation benchmarking process, as well as the companies used for comparison (our BPG) to ensure reasonableness and stability;

•	Performance metrics, goals, and their respective weightings, as well as the companies against which we compare our relative performance;

•	Other Executive Officer compensation, based on local market practice and recommendations from the CEO; and

•	This annual report on our Executive Officers’ compensation plans and programs as required under the rules of the Securities and Exchange Commission (SEC).

In addition, in a process established by the Lead Independent Director, the MDCC during Executive Session:

•	Approves the CEO’s annual objectives and conducts semi-annual reviews of his performance achievement; and

•	Recommends the CEO’s compensation to the Board for its approval. The independent directors of the Board are responsible for all elements of CEO pay.

•

The MDCC is responsible for monitoring and evaluating the compensation and benefits structure of the company as the MDCC deems appropriate, including evaluating whether the risks arising from the compensation policies and practices would be reasonably likely to have a material adverse effect on the company. In its 2022 risk-assessment in collaboration with its compensation committee consultant who provided background analysis and expertise, the MDCC concluded that no risks arising from our compensation policies and practices would be reasonably likely to have a material adverse effect on the company.

Role of Management in Compensation Decisions

The CEO recommends to the MDCC the strategic direction of our executive compensation program. In consultation with our Senior Vice President & Chief People Officer, the CEO will recommend each Executive Officer’s base pay and incentive plan target awards. The CEO reviews the performance of each Executive Officer against his or her annual goals and discusses his assessment with the MDCC. The MDCC reviews these recommendations, and then, considering input from its compensation consultant, discusses, modifies and approves each Executive Officer’s compensation. The CEO does not participate in any MDCC or Board deliberations that involve his own compensation matters.

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EXECUTIVE COMPENSATION

Our Senior Vice President & Chief People Officer recommends to the MDCC our programmatic design and administration. Our General Counsel provides legal advice to the MDCC concerning disclosure obligations, governance and its oversight responsibilities.

Role of Compensation Consultants

The MDCC engaged FW Cook to serve as its independent, external compensation consultant. The MDCC relies on FW Cook to advise on its decision-making process and has sole authority to retain and terminate the relationship, as well as approve the terms of engagement, including fees. FW Cook works exclusively for the MDCC and provides no services to the Company other than services provided in the firm’s capacity as the MDCC’s consultant. Accordingly, the MDCC has determined the firm to be independent from the Company. FW Cook has attested in writing as to its independence from the Company.

Company management utilizes Korn Ferry and Willis Towers Watson as compensation consultants to advise on program design, provide and analyze benchmarking data, apprise management of evolving practices and trends, and perform other consulting services as needed.

Role of Executive Compensation Benchmarking

Each component of TDC is targeted at the median (50th percentile) of the applicable peer group market data. Each Executive Officer’s compensation may vary from market median based on factors such as:

•	Position scope and responsibilities

•	Experience and duration in his or her position

•	Individual performance, and

•	Internal equity.

We used two sources of market reference points in 2021 to develop the compensation effective October 1, 2021, for our Executive Officers:

1

For all Executive Officers, we used as a reference point the published survey data from the general industry survey administered by Willis Towers Watson based on our Company’s revenue size, adjusted to reflect revenue responsibility for each business role, as applicable.

2	For the CEO and CFO, we used BPG publicly-available compensation data, as these positions are required disclosures in the BPG proxy data.

Our BPG is comprised of 16 companies selected based on the following characteristics:

•	Company Size

•	Comparable Business Content/Model

•	Statistical Reliability

•	Executive Talent Sources

•	Competition for Investor Capital

•	Geographic scope

•	Overall Reasonableness

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EXECUTIVE COMPENSATION

These characteristics were prioritized to reflect industry fit, size and comparison companies used by underwriters and companies identified as peers for paper-based companies. In 2021, the following 16 companies with median revenue of $3.3 billion (at the time of selection) were selected as the BPG to benchmark pay components for our Executive Officers upon Sylvamo’s spin-off on October 1, 2021, from International Paper:

BPG Peer Company[1]

AptarGroup, Inc.

Clearwater Paper Corporation

Domtar Corporation[2]

Glatfelter Corporation

Graphic Packaging Holding Co.

Greif, Inc.

Louisiana-Pacific Corporation

Neenah, Inc.[2]

O-I Glass, Inc. (Owen Illinois)

Packaging Corporation of America

Resolute Forest Products Inc.[2]

Schweitzer-Mauduit International, Inc.[2]

Sealed Air Corporation

Silgan Holdings Inc.

Sonoco Products Company

Verso Corporation[2]

1 Sylvamo’s projected Revenue in September 2021 at the time of the spin-off was $3.3 billion, placing Sylvamo at the 50th percentile of the BPG based on the most recently reported four quarters as of January 31, 2021.

2 Subsequent to our selection of these companies for our peer group in 2021, they have been acquired or merged with other companies.

We used these 16 BPG companies as a reference point to set 2022 compensation levels of TDC for the CEO and CFO in addition to general industry survey data, and to benchmark equity vehicle and incentive plan metrics.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Target Total Direct Compensation (TDC)

Consistent with our compensation philosophy, our executive compensation program includes a mix of cash and equity-based compensation. We believe executive compensation should be variable and at-risk, emphasizing incentive compensation over fixed elements, such as base salary. The elements of TDC are further described below.

Base Salary

Base salary is a fixed portion of compensation based on the responsibilities of the position, experience level and individual performance. The MDCC approved a 3.5% increase to base salary for all Executive Officers effective March 1, 2022, based on the benchmark analysis and in recognition of the extraordinary efforts to accomplish the spin-off and to establish the new company. The following table shows the annual base salary in effect during 2022 for our NEOs:

	Annual Base Salary as of January 1, 2022	3.5% Increase March 1, 2022	Annual Base Salary as of March 1, 2022

Jean-Michel Ribiéras	$1,000,000	$35,000	$1,035,000

John V. Sims	$575,000	$20,125	$595,125

Greg C. Gibson	$480,000	$16,800	$496,800

Matthew L. Barron	$420,000	$14,700	$434,700

Patrick Wilczynski	$420,000	$14,700	$434,700

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EXECUTIVE COMPENSATION

Short-Term Incentive

2022 Annual Incentive Plan (AIP)

The NEOs participated in the 2022 AIP, which is our annual, cash-based incentive plan designed to reward participants for strong cash generation through Free Cash Flow and delivering value through Adjusted EBITDA Margin.

Performance objectives for the 2022 AIP, as approved by the MDCC in February 2022, originally included anticipated full-year financial results for the Company’s operations in Russia. We disclosed in March 2022 that we would divest our Russian operations, which we completed in October 2022. Consistent with excluding our Russian operations from our 2022 full-year financial results, taking an asset impairment charge in Q1 2022, accounting for the business as a discontinued operation in Q2 2022, and in light of the sanctions that prevented normal operations in Russia, the MDCC removed the financial impact of our Russian operations from our plan design. As such, neither the targets nor the performance achievement includes the impact of our Russian business or proceeds from the sale of the Russian operations. The MDCC discussed in September and December 2022 and in February 2023 many factors leading to this decision including:

•	Sylvamo clearly demonstrated strong performance in 2022, which is illustrated by its best-in-class TSR performance,

•

Recognizing that geo-political risks exist as a part of the normal course of business, management and the Committee believes the situation with Russia was extraordinary due to the legal sanctions and other conditions making on-going operations impossible, and

•

Incentive plans should be designed to motivate employees to act in the best interest of shareowners. In divesting our Russia operations, management ultimately closed on the divestiture at an attractive sales price in less than eight months.

Accordingly, in February 2023, the MDCC approved modified 2022 AIP targets and results to exclude the impact of our Russian business, consistent with our public financial reporting. The impact on Adjusted EBITDA Margin was immaterial and so the target was not modified.

The chart below describes the original and the adjusted metrics:

		Threshold Performance[1] (Payout at 50%)		Target Performance (Payout at 100%)		Maximum Performance[1] (Payout at 200%)
2022 AIP Performance Metrics	Metric Weight	Original	Adjusted	Original	Adjusted	Original	Adjusted

Adjusted EBITDA Margin[2]	40%	15.1%	15.1%	18.9%	18.9%	22.7%	22.7%

Free Cash Flow[3] ($ million)	60%	$243.86	$180.00	$304.83	$225.00	$365.80	$270.00

Total	100%

The chart below describes how the 2022 AIP awards were earned:

2022 AIP Performance Metrics	Metric Weight	Threshold Performance[1] (Payout at 50%)	Target Performance (Payout at 100%)	Maximum Performance[1] (Payout at 200%)	Actual Performance	% of Target Award Earned	Company Performance Achievement

Adjusted EBITDA Margin[2]	40%	15.1%	18.9%	22.7%	19.9%	126.46%	50.58%

Free Cash Flow[3] ($ million)	60%	$180.00	$225.00	$270.00	$332.00	200.0%	120.00%

Total	100%						170.58%

(1) Threshold performance is defined as 80% of Target and Maximum Performance at 120% of Target for both metrics.

(2) Adjusted EBITDA Margin, a non-GAAP financial measure, means Adjusted EBITDA as a percentage of Revenues (Net Sales). Adjusted EBITDA is calculated as EBITDA less the impact of the transfer services agreement and stock based compensation. Adjusted EBITDA may be adjusted, in the MDCC’s discretion, for any impact of acquisitions, divestitures, and/or the effect of

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EXECUTIVE COMPENSATION

changes in tax laws, accounting principles or other laws or provisions affecting reporting results. A reconciliation of Adjusted EBITDA Margin to the most directly comparable GAAP measure can be found on page 74. EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP financial measure, means (1) earnings from continuing operations before interest, income taxes, equity earnings and cumulative effect of accounting changes, and before the impact of special items, and stock compensation plus (2) depreciation, amortization, and cost of timber harvested.

(3) Free Cash Flow, a non-GAAP financial measure, means EBITDA less Capital Spending, plus/minus changes in Operating Working Capital, less taxes. A reconciliation of Free Cash Flow to the most directly comparable GAAP measure can be found on page 75. Capital Spending means “Invested in Capital Projects” and Operating Working Capital means “Changes in operating assets and liabilities and other” as reported on the Consolidated Statement of Cash Flows in the Company’s financial statements included in its periodic filings with the SEC. Capital Spending and Operating Working Capital may be adjusted, in the MDCC’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

2022 AIP target awards, expressed as a percentage of base salary, were approved by the MDCC for our NEOs or by the Board for our CEO in February 2022. Accordingly, 2022 AIP targets reflect a slight increase over prior year based on the 3.5% adjustment to base salary (refer to page 39). The table below shows the 2022 AIP target and the payout amounts approved in February 2023 by the MDCC (or by the Board for the CEO):

	2022 AIP Target	Company Performance Achievement	2022 AIP Earned Award

Jean-Michel Ribiéras	$1,035,000	170.58%	$1,765,500

John V. Sims	$455,300	170.58%	$776,700

Greg C. Gibson	$289,600	170.58%	$494,000

Matthew L. Barron	$260,800	170.58%	$444,900

Patrick Wilczynski	$243,400	170.58%	$415,200

Long-Term Incentive

2022 Long-Term Incentive Plan (LTIP)

The NEOs participated in the 2022 LTIP, which is our long-term, equity-based incentive plan earned over a multi-year period. Beginning in 2022, annual equity grants under the LTIP are approved at the MDCC’s meeting in February. We grant a mix of award types to provide a balance between performance and retention, with 60% of awards being performance-based and 40% being time-vested:

*Relative to the S&P 600 Small Cap Materials Index of companies as of February 1, 2022

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EXECUTIVE COMPENSATION

Performance-based restricted stock units (“PSUs”) reward achievement of three-year average ROIC1 and rTSR2 metrics and are aligned with our Company’s vision of being the Investment of Choice. PSUs will be settled March 1, 2025, based on Company performance against these metrics. If our TSR is negative over the performance period, performance achievement for the rTSR portion of the PSUs is capped at 100%.

Time-based restricted stock units (“RSUs”) reward commitment to service and benefit from long-term stock appreciation. RSUs vest and are settled in equal, one-third installments on March 1 of each year over the three-year period following grant.

Unvested RSUs and PSUs accrue dividend equivalent units (“DEUs”) when dividends are paid to our shareowners. DEUs are subject to the same terms and conditions as the underlying award.

The value of the 2022 LTIP awards to our NEOs is shown in the Summary Compensation Table on page 46, and the number of units awarded are summarized in the Grants of Plan-Based Award During 2022 table on page 48.

(1) Return on Invested Capital (ROIC), a non-GAAP financial measure, is calculated as operating earnings before net interest expense and special items and after one-time costs related to our spin-off from IP, including both earnings from continuing and discontinued operations (up through the date of sale), divided by average invested capital. Invested capital is total equity plus interest-bearing liabilities and less cash and temporary investments. A reconciliation of Return on Invested Capital to the most directly comparable GAAP measure can be found on page 75.

(2) Relative Total Shareholder Return (rTSR) is calculated by ranking the Company’s TSR against the TSR of each company in the TSR Peer Group. TSR means the change in the Company’s common stock price during the performance period (Grant date of February 22, 2022 – December 31, 2024) plus the impact of any dividends paid and reinvested during the performance period. For all TSR Peer Group members, the beginning stock price will be established based on the average closing price of the 20 trading days immediately following and including the grant date, and the ending stock price will be established based on the average closing price of the 20 trading days immediately preceding and including the end of the three-year performance period. The Company’s TSR and our peer companies’ TSR use the same methodology.

Other Elements

Retirement and Benefit Plans

The NEOs participate in the same health, welfare and retirement programs available to most of the Company’s salaried U.S. employees. Non-U.S. Executive Officers are provided health, welfare and retirement benefits aligned with local market practice and laws. Additionally, our unfunded, non-qualified plan — the Deferred Compensation Savings Plan (“DCSP”) — is available to eligible salaried U.S. employees, including the NEOs, to provide a retirement savings vehicle for employee and Company contributions beyond limits set by the Internal Revenue Service (“IRS”) for tax-qualified plans. Without the DCSP, these employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us. Participants do not receive preferential or above-market earnings on accounts held in the DCSP.

Executive Severance Plan (CIC and Non-CIC)

The NEOs participate in the Executive Severance Plan (“ESP”), which provides consistent severance payments and benefits to all Executive Officers in the event of a termination of employment: (i) by Sylvamo for reasons other than death, disability or for cause as defined in the ESP; or (ii) by the executive for good reason as defined in the ESP (each, a “Qualifying Termination”).

Upon a Qualifying Termination that occurs within two years following a change in control of the Company, the severance benefit for an Executive Officer would be equal to one and one-half times (or in the case of the CEO, two and one-half times) the sum of annual base salary and target AIP award, payable in a lump sum. In addition, the pro-rata portion of the current year AIP award would be paid at target levels. Upon a Qualifying Termination that is not related to a change in control, the Executive Officer would be entitled to severance equal to the executive’s annual base salary payable in a lump sum (or in the case of the CEO two times the sum of annual base salary plus target AIP award).

The ESP also provides for continuation of group health care coverage at active employee rates for a period of up to 18 months (or up to one year for an executive other than the CEO terminated not in connection with a change in control), plus certain outplacement benefits.

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As a condition to participation in the ESP, participants, including the NEOs, have agreed to a one-year post-termination non-compete and employee and client/customer non-solicit covenant, a perpetual confidentiality covenant and a perpetual non-disparagement covenant, and must execute at termination a customary release of claims in order to receive any severance payments or benefits.

We believe these potential benefits align executive and shareowner interests by enabling our NEOs and other Executive Officers to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security. No benefits are provided upon a change in control alone (i.e., without also experiencing an accompanying termination) so long as the acquiring company provides replacement awards as substitution for outstanding equity awards. Moreover, in no event will the Company gross up or pay for excise taxes relating to any change in control benefits. For more detail on these change in control agreements and benefits, see “Post-Employment Termination Benefits.”

Perquisites

Other than personal use of charter aircraft by the CEO up to a limit of $125,000 per year, we currently do not offer any material perquisites to our NEOs. This limited benefit was approved by the Board in December 2021 taking into consideration both safety and time-management needs of our CEO. In 2022, the incremental cost to the Company of this perquisite was $67,792. Any perquisites offered in the future will be approved by our MDCC or the Board.

Other Governance- and Compensation- Related Matters

Insider Trading and Anti-Hedging/Anti-Pledging Policies

The Company has adopted comprehensive and detailed policies that regulate trading in Company securities by our insiders, including the Executive Officers and Board members. These policies include information regarding trading “blackout” periods and explain when transactions in Company securities are permitted. The policies also strictly prohibit all of our officers, employees and Board members from holding Company securities in a margin account or pledging them as collateral for a loan and from engaging in any of the following short-term or speculative transactions involving Company securities: short sales; publicly traded options, such as puts, calls or other derivative instruments; and hedging and monetization transactions, such as zero-cost collars, forward-sale contracts, equity swaps and exchange funds.

Officer Stock Ownership and Retention Requirements

Our CEO and SVPs are expected to own shares of our common stock with a minimum market value based on a multiple of base salary. This policy is intended to align our Executive Officers’ interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position:

Position	Ownership Requirement

Chief Executive Officer	6x base salary

Senior Vice President	3x base salary

We include the following types of equity for purposes of meeting the ownership requirement:

•	Freely held shares (whether purchased on the open market or fully earned through a Company plan or program);

•	“Beneficial” shares held indirectly by a trust or family member;

•	Unvested restricted shares or units (e.g., RSUs); and

•	DEUs earned on unvested RSUs.

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EXECUTIVE COMPENSATION

Outstanding performance share units (PSUs) and, if any, unexercised options, will not be counted toward meeting the ownership requirement. Officers are required to retain 50 percent of their net (after-tax) shares paid under any Company long-term incentive plan or program, such as shares paid out under the LTIP and vested restricted stock, until their ownership requirements are satisfied. The ownership requirements must be met within five years of being named to the position. CEO and SVP stock ownership is reviewed annually by the MDCC to monitor compliance. The CEO and SVPs are in compliance with these requirements.

Clawback and Forfeiture of Incentive Awards

Awards under the AIP may be subject to a clawback if, during employment or within 90 days after termination, the employee engages in an act detrimental to the business interest or reputation of the Company or any act determined to be a deliberate disregard of the Company’s rules, or violation of a restrictive covenant. Beginning in 2022, equity awards granted to Executive Officers under the LTIP within a three-year look-back period may be subject to a clawback in the event such executive officer violates the Company’s Code of Conduct or a restrictive covenant. In addition, outstanding AIP and LTIP awards are subject to forfeiture in the event of financial restatement or misconduct. We continue to evaluate our clawback provisions in light of regulatory developments. In connection with the SEC’s recent finalization of the Dodd-Frank compensation recoupment rules, we will revise our existing clawback provisions or adopt an additional clawback policy that complies with the NYSE listing standards once rules have been promulgated for NYSE-listed companies.

Non-Competition and Non-Solicitation Covenants

Restrictive covenants are required for our executive officers, including the NEOs, as a condition to participating in the ESP and may also, upon violation, result in clawback or forfeiture of incentive awards. In addition, the Company maintains Non-Competition and Non-Solicitation Agreements with other leaders of the Company to prohibit certain competitive activities and to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards. We continue to evaluate our restrictive covenants in light of regulatory developments.

Prohibition on Repricing; No Stock Option Grants

We do not backdate or reprice equity grants. Our incentive compensation plan provides that stock options may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners.

Equity Grant Timing

The Company does not have any program, plan or practice to time, and has not timed, equity grants to coordinate with the release of material non-public information. Beginning in 2022, annual equity grants under the LTIP are approved at the MDCC’s meeting in February. RSUs are granted from time to time by our Senior Vice President & Chief People Officer (as delegated by the Board) within parameters approved by the MDCC, and may be granted on the first day of any month. Having predetermined grant dates minimizes any concern that grant dates could be selectively chosen based upon market price at any given time.

Tax and Accounting Considerations

In general, the tax and accounting treatment of our compensation for our executives is considered, but is not a core component, when setting our compensation plans and programs. We strive to balance the cost of the compensation programs with the benefit intended through our compensation philosophy, while maintaining the flexibility to reward and retain our executives. The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our executives.

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors (referred to as the MDCC) oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the MDCC has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management.

44      Sylvamo

EXECUTIVE COMPENSATION

Based on the review and discussion referred to above, the MDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and its Proxy Statement on Schedule 14A filed in connection with the Company’s 2023 Annual Meeting of Shareowners.

Management Development and Compensation Committee

•	Liz Gottung, Chair

•	Stan Askren

•	Joia M. Johnson

•	J. Paul Rollinson

Mr. Wilde did not sign the Management Development and Compensation Committee Report, because he was first appointed to the committee on March 1, 2023.

Proxy Statement 2023      45

Executive Compensation Tables

Summary Compensation Table

The table below shows base salary, stock awards under our LTIP and, if applicable, our ad hoc RSA program, cash awards under our AIP, the change in pension value, and all other compensation to our NEOs for the period January 1, 2022 through December 31, 2022.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jean-Michel Ribiéras	2022 2021	1,029,167 250,000	— —	3,880,598 2,917,599	1,765,500 425,000	— —	234,930 28,536	6,910,195 3,621,135
CEO & Chairman of the Board (Principal Executive Officer)
John V. Sims	2022 2021	591,771 143,750	— —	1,234,742 1,336,150	776,700 187,000	— —	87,034 17,466	2,690,247 1,684,366
Chief Financial Officer (Principal Financial Officer)
Greg C. Gibson	2022 2021	494,000 120,000	— —	658,556 641,104	494,000 119,000	— —	68,647 15,136	1,715,203 895,240
Senior Vice President—General Manager, North America
Matthew L. Barron	2022	432,250	—	493,938	444,900	—	54,845	1,425,933
Senior Vice President— General Counsel & Corporate Secretary
Patrick Wilczynski	2022 2021	432,250 105,000	— —	499,813 529,887	415,200 99,875	— —	54,286 11,634	1,401,549 746,396
Senior Vice President—Operational Excellence

(1) Sylvamo spun off from International Paper on October 1, 2021 becoming a standalone publicly traded company. As such, the periods reported include fiscal 2022 and the period October 1, 2021 through December 31, 2021. Mr. Barron was not a NEO in 2021.

(2) The amounts shown in this column reflect the grant date fair value of the 2022 LTIP grant of restricted stock units and performance stock units under our LTIP to the NEOs on February 22, 2022, computed in accordance with FASB ASC Topic 718.

(3) The amounts shown in this column represents the amount earned under the 2022 AIP based on Company performance during the period shown, which is paid in February of the following year.

(4) The amounts shown in this column represent the change in accruals under our Retirement Plan and Pension Restoration Plan as shown in the “Pension Benefits in 2022” table. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from January 1, 2022 to the end of the fiscal year. Changes in pension value arise from, among other things, the decrease in the discount period and the impact of changes in assumptions from the prior measurement date including the changes in the discount rate and mortality rates. The discount rate used is the same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate, which increased by 240 basis points from the beginning of the measurement period, is based on economic conditions at year end. Messrs. Ribiéras, Sims, Gibson, and Wilczynski all have decreases in their Retirement and Restoration Pension values due to the increase in discount rate used to calculate these present values as follows: Messrs Ribiéras ($667,959), Sims ($856,659), Gibson ($1,397,694) and Wilczynski ($1,003,069). Mr. Barron is not a participant in our Retirement Plan or Pension Restoration Plan as he joined the Company after such plans were closed to new entrants. Note the present value of Retirement and Restoration Pension benefits may increase in the future if interest rates decline. The NEOs do not receive “preferential or above market” earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit.

46      Sylvamo

EXECUTIVE COMPENSATION TABLES

(5) A breakdown of the “All Other Compensation” amounts for 2022 is shown in the following table:

Name	Retirement Savings Account Contributions ($)(a)	Company Matching Contribution ($)(b)	Group Life Insurance ($)(c)	Company Matching Gift ($)(d)	Personal Use of Charter Aircraft ($)(e)	Total ($)(f)
Jean-Michel Ribiéras	87,250	69,800	5,088	5,000	67,792	234,930
John V. Sims	46,726	37,381	2,927	—	—	87,034
Greg C. Gibson	36,780	29,424	2,443	—	—	68,647
Matthew L. Barron	26,618	25,889	2,138	200	—	54,845
Patrick Wilczynski	26,606	25,542	2,138	—	—	54,286

(a) The amounts shown in this column represent the Retirement Savings Account contributions made by the Company to the NEO’s account in the Sylvamo Savings Plan and Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” table. The contribution amount is equal to a percentage of eligible compensation, based on the NEO’s age at the date the contribution is made.

(b) The amounts shown in this column represent the Company match to the NEO’s contribution to the Sylvamo Savings Plan and Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” table.

(c) The amounts shown in this column represent the Company’s annual premium payment for the NEO’s group life insurance benefit.

(d) The amounts shown in this column represent the Company’s match of each NEO’s donations to the United Way of America (50-percent match) as part of the Company campaign.

(e) The amounts shown in this column represent the company cost of Mr. Ribiéras personal use of chartered aircraft.

(f) The amounts shown in this column represent the sum of columns (a) through (e).

Proxy Statement 2023      47

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards

The table below shows payout ranges for our NEOs under the 2022 AIP and the 2022 LTIP grants, as described in our CD&A. There were no other plan-based cash or equity awards granted to our NEOs in 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Committee Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jean-Michel Ribiéras			207,000	1,035,000	2,070,000
	2/22/2022	2/22/2022				3,304	56,150	112,300
	2/22/2022	2/22/2022							39,628	3,880,598
John V. Sims			91,100	455,300	910,600
	2/22/2022	2/21/2022				1,051	17,866	35,732
	2/22/2022	2/21/2022							12,609	1,234,742
Greg C. Gibson			57,900	289,600	579,200
	2/22/2022	2/21/2022				561	9,529	19,058
	2/22/2022	2/21/2022							6,725	658,556
Matthew L. Barron			52,200	260,800	521,600
	2/22/2022	2/21/2022				421	7,147	14,294
	2/22/2022	2/21/2022							5,044	493,938
Patrick Wilczynski			48,700	243,400	486,800
	2/22/2022	2/21/2022				426	7,232	14,464
	2/22/2022	2/21/2022							5,104	499,813

(1) The Committee approved the 2022 LTIP grants at its February 21, 2022 meeting, with the exception of the LTIP grant to the CEO, which was approved by the Board on February 22, 2022.

(2)The amounts shown in these columns show the: (i) threshold, which is the amount that would have been paid under the 2022 AIP if the Company had achieved only the minimum performance level required in one of the following performance metrics: Adjusted EBITDA Margin or Free Cash Flow. For example, since absolute Adjusted EBITDA Margin is weighted at 40 percent, a threshold payout at 50 percent would result in weighted performance achievement of 20 percent (or 40 percent of 50 percent), (ii) target and (iii) maximum payouts (200%) under the 2022 AIP. The actual amount paid is shown in the Summary Compensation Table. Minimum performance in at least one objective is required to fund an AIP award pool.

(3) The amounts shown in these columns reflect the: (i) threshold, which is the amount that would have been paid for the PSUs granted under the 2022 LTIP if the Company had achieved only the minimum performance level required in one of the following performance metrics: Absolute ROIC or rTSR. The number of units granted for the rTSR portion is lower due to incorporating the Monte Carlo valuation into the calculation of units as such, we used the rTSR portion in this example. For example, since rTSR is weighted at 50 percent, a threshold payout at 25 percent would result in weighted performance achievement of 12.5 percent (or 50 percent of 25 percent). Minimum performance in at least one objective is required to earn a payout under the PSU portion.

(4) The amount shown in these columns reflect the time-based RSU portion of the 2022 LTIP grant, excluding dividend equivalent units that were awarded during the year. These awards vest ratably over a three-year period beginning March 1, 2023.

(5) The amounts shown in this column reflect the grant date fair value of the time-based restricted stock units and the performance-based restricted stock units associated with the 2022 LTIP grant, excluding dividend equivalent units that were awarded during the year as explained in further detail in the narrative following this table.

48      Sylvamo

EXECUTIVE COMPENSATION TABLES

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards under our non-equity based plan (AIP) and our equity-based plan (LTIP) are described on pages 40 through 42 of our Compensation Discussion & Analysis. Actual amounts paid, if any, under these incentive programs will be based on Company performance in pre-established performance metrics at the end of the performance period. Actual amounts paid, if any, under the LTIP will increase as a result of dividend equivalent units that accrue on unvested LTIP if dividends are declared for shareowners during the performance period, which dividend equivalent units are subject to the same terms and conditions as the underlying LTIP award. Both AIP and LTIP awards may be forfeited in the event of certain misconduct or in the event of a financial restatement as a result of errors, omissions or fraud under the plans’ recoupment provisions. RSUs awarded under the LTIP will be pro-rated based on service in the event of death or disability and paid at termination. In other termination scenarios (other than for cause), RSUs will be pro-rated based on service and paid at termination. PSUs awarded under the LTIP will be pro-rated based on service and paid based on target performance in the event of death or disability. In other termination scenarios (other than for cause), PSUs will be pro-rated based on service and paid at actual Company performance at the end of the performance period.

Outstanding Equity Awards at Fiscal Year End

The following table shows the outstanding equity awards, including accrued dividend equivalents units held by our NEOs as of December 31, 2022.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jean-Michel Ribiéras	10/15/2021	68,653	3,335,849
	2/22/2022	39,876	1,937,575
	2/22/2022			113,006	5,490,962
John V. Sims	10/15/2021	31,441	1,527,718
	2/22/2022	12,688	616,510
	2/22/2022			35,954	1,747,005
Greg C Gibson	10/15/2021	15,085	732,980
	2/22/2022	6,767	328,809
	2/22/2022			19,178	931,859
Matthew L. Barron	10/15/2021	5,861	284,786
	2/22/2022	5,076	246,643
	2/22/2022			14,384	698,919
Patrick Wilczynski	10/15/2021	12,468	605,820
	2/22/2022	5,136	249,558
	2/22/2022			14,554	707,179

(1) These amounts represent the outstanding time-based restricted stock units granted under the 2021 Transaction grant on October 15, 2021, which vest ratably over three years beginning March 1, 2022 and under the 2022 LTIP on February 22, 2022, also vesting ratably over three years beginning on March 1, 2023.

(2) The market value is calculated based on the closing price of our common stock on December 30, 2022, of $48.59.

(3) These amounts represent the performance-based restricted stock units granted under the 2022 LTIP, assuming maximum performance of 200%, as cumulative performance to date exceeds target. These awards will vest based on Company performance on March 1, 2025.

Proxy Statement 2023      49

EXECUTIVE COMPENSATION TABLES

Stock Vested

The following table shows information about vesting of RSUs for each of the NEOs during fiscal 2022, including the value realized at vest.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Jean-Michel Ribiéras	34,112	1,190,509
John V. Sims	15,622	545,208
Greg C. Gibson	7,496	261,610
Matthew L. Barron	5,129	188,620
Patrick Wilczynski	6,196	216,240

(1) Amounts shown represent shares under the 2021 Transaction Grant that vested on March 1, 2022 and also for Mr. Barron 2,216 shares that vested on August 1, 2022 associated with his Ad Hoc Restricted Stock grant on October 15, 2021.

(2) Amounts shown represent the value of the vested shares based on our closing stock price on the date immediately preceding the vesting date of the award, which was $34.90 for the 2021 Transaction Grant vesting on March 1, 2022 and $39.24 for Mr. Barron’s Ad Hoc Restricted Stock vesting of 2,216 RSUs on August 1, 2022.

Pension Benefits

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan and Pension Restoration Plan at December 31, 2022. Changes in the present value of the accrued benefit is shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2022.

All of our NEOs are eligible for a benefit calculated under the Retirement Plan, with the exception of Mr. Barron. The NEOs, with the exception of Mr. Barron, are also eligible for a benefit that is calculated under the Pension Restoration Plan formula.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Jean-Michel Ribiéras	Retirement Plan	13.83	669,647
	Pension Restoration Plan	13.83	1,939,703
	Total		2,609,350
John V. Sims	Retirement Plan	24.58	1,194,823
	Pension Restoration Plan	24.58	2,089,743
	Total		3,284,566
Greg C. Gibson	Retirement Plan	36.42	1,836,658
	Pension Restoration Plan	36.42	2,826,903
	Total		4,663,561
Matthew L. Barron	Retirement Plan	—	—
	Pension Restoration Plan	—	—
	Total		—
Patrick Wilczynski	Retirement Plan	30.58	1,088,268
	Pension Restoration Plan	30.58	1,040,216
	Total		2,128,484

50      Sylvamo

EXECUTIVE COMPENSATION TABLES

(1) This column represents the number of years of credited service under the Retirement Plan and the Pension Restoration Plan, not years of service with the Company.

(2) The calculation of the present value of accumulated benefits as of December 31, 2022 assumes a discount rate of 5.50 percent for annuity payments and deferral periods. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

Retirement Plan of Sylvamo

Our Retirement Plan is a funded, tax-qualified plan that covers all U.S. salaried employees employed by IP prior to July 1, 2004. U.S. employees hired by IP or Sylvamo on or after July 1, 2004, are eligible for a Company-paid Retirement Savings Account contribution to our Sylvamo Savings Plan and Deferred Compensation Savings Plan in lieu of participation in the Retirement Plan. All of our NEOs, with the exception of Mr. Barron, were employed by IP prior to July 1, 2004, and thus are eligible to participate in the Retirement Plan based on service with IP.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus AIP awards that were not deferred, up to the maximum limit set by the IRS.

Sylvamo Pension Restoration Plan for Salaried Employees

Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all U.S. salaried employees employed by IP prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus AIP awards, including amounts deferred. All of our NEOs, with the exception of Mr. Barron, were employed by IP prior to July 1, 2004, and thus are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan and then reduce the benefit by the amount payable under the Retirement Plan.

Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the NEOs, with the exception of Mr. Barron, are eligible for early retirement under the Retirement Plan and the Pension Restoration Plan at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Eligible active employees may receive an unreduced benefit once they reach age 61 and have completed at least 20 years of service. As of December 31, 2022, Messrs. Ribiéras, Sims, and Gibson are eligible for early retirement; their benefit would be reduced based on age and years of service.

Pension Change

In February 2014, IP’s MDCC approved changes to the Retirement Plan and Pension Restoration Plan such that credited service and compensation were capped effective December 31, 2018, for salaried employees, including the NEOs. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions, as described in greater detail below.

Proxy Statement 2023      51

EXECUTIVE COMPENSATION TABLES

Non-Qualified Deferred Compensation

The following table shows contributions in 2022 by the Company and each of our NEOs to the DCSP, which is our non-qualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2022.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)
Jean-Michel Ribiéras	103,425	124,110	(228,077)	2,178,045
John V. Sims	39,675	52,231	(199,072)	1,069,253
Greg C. Gibson	24,640	33,264	(238,628)	1,770,447
Matthew L. Barron	18,748	22,966	(16,116)	223,946
Patrick Wilczynski	40,141	24,201	(140,327)	709,100

(1) These amounts are included in the “Salary” column of the Summary Compensation Table for 2022 for each NEO.

(2) These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2022 for each NEO.

(3) These amounts are not included in the Summary Compensation Table because they are not “preferential or above market earnings.”

(4) Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Ribiéras: $125,925, Mr. Sims: $51,175, Mr. Gibson: $34,240 and Mr. Wilczynski: $55,891 was included for the periods of 2021-2022 and for Mr. Barron $18,748 for 2022. Amounts that may have been reported by International Paper prior to the spin-off are not included in these figures.

The DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and AIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount or total pre-tax and after-tax amount to the 401(k) plan or after reaching the IRS compensation limit for that year. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation. The Company also credits Retirement Savings Account contributions to each NEO’s account. These contributions are equal to a percentage of eligible compensation based on the NEO’s age at the date the contribution is made.

For 2022, NEO contribution amounts were as follows: Mr. Ribiéras contributed 9% of base salary, Mr. Sims contributed 8% of base salary, Mr. Gibson contributed 8% of base salary, Mr. Barron contributed 8% of base salary, and Mr. Wilczynski contributed 15% of base salary. As a result of the varying contribution amounts, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Investment elections may be changed daily subject to securities laws restrictions. Differences in earnings reported in the “Non-Qualified Deferred Compensation” table above are based on the individual participant’s investment elections.

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death, disability or through an in-service distribution at a date elected during the initial enrollment period. Participants must elect their distribution form of payment in an initial deferral election, which may only be changed under a

52      Sylvamo

EXECUTIVE COMPENSATION TABLES

subsequent distribution election that meets the requirements under IRC Section 409A. In the event no election has been made, the participant will receive a lump-sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Potential Payments Upon Termination or Change-in-Control

Potential Payments Upon Death or Disability

The Company provides to our NEOs the following benefits in the event of termination due to death or disability, which are also available to all of our U.S. salaried employees. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. We provide long-term disability income benefit equal to 60 percent of base salary, up to a total payable benefit of $15,000 per month.

The Company provides the same benefits to the beneficiary of an executive officer (including an NEO) upon death as are available to our U.S. salaried employees.

In the event of an NEO’s termination due to disability or death, the vesting of the time-based awards granted under the LTIP is prorated based upon the number of months the participant worked during the vesting period, and are paid on the first day of the month following termination. The value of such prorated awards upon disability or death would be the same values shown below in the Vesting of Equity column in the Potential Payments Upon Retirement table.

Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs, assuming that they retired December 31, 2022.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Unused/Earned Vacation Pay ($)(2)	Vesting of Equity ($)(3)
Jean-Michel Ribiéras	51,273	148,519	199,792	210,981	4,211,299
John V. Sims	91,650	160,296	251,946	121,314	1,665,590
Greg C. Gibson	149,384	229,925	379,309	120,761	831,246
Matthew L. Barron	—	—	—	36,782	—
Patrick Wilczynski	50,357	48,133	98,490	53,502	—

(1) Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan as of December 31, 2022 except for Mr. Wilczynski who is not yet retirement eligible and Mr. Barron who is not a participant in the Plans. The amounts shown for Mr. Wilczynski would be payable upon attainment of age 55. Mr. Barron is not eligible for the Retirement Plan or Pension Restoration Plans.

(2) Amounts shown in this column are (i) 2022 earned vacation pay, and (ii) special vacation pay upon retirement, which is a percentage of base salary based on years of service (as Mr. Barron and Mr. Wilczynski are not retirement eligible, their amounts do not include special vacation pay).

(3) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2022, of the prorated portions of the outstanding time-based restricted stock units and performance-based restricted stock units, assuming target Company performance (as Mr. Barron and Mr. Wilczynski are not retirement eligible, their equity would forfeit upon termination).

Proxy Statement 2023      53

EXECUTIVE COMPENSATION TABLES

Potential Payments Upon Involuntary Termination Without Cause

The following table represents all amounts that would be payable to our NEOs in the event of involuntary termination without cause, including earned pension amounts payable as a result of the termination and the prorata vesting of outstanding equity awards per the terms of the LTIP assuming that the termination occurred on December 31, 2022.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Vesting of Equity ($)(2)	Value of Continued Benefits ($)(3)	TOTAL Pension Annuity ($)(4)
Jean-Michel Ribiéras	29	5,385,981	4,211,299	98,801	199,792
John V. Sims	29	1,171,739	1,665,590	90,868	251,946
Greg C. Gibson	40	907,161	831,246	90,868	379,309
Matthew L. Barron	17	732,282	438,396	88,893	—
Patrick Wilczynski	31	731,602	665,452	80,849	177,283

(1) The amounts shown in this column reflect estimated amounts under the Executive Severance Plan. For the CEO, the formula of two times the sum of (i) salary and (ii) target AIP for 2022. For all other NEOs, the formula is one times salary. Amounts shown also include the following benefits to which the NEO would be entitled: (i) 2023 earned vacation pay and AIP award earned for 2022. The Company does not gross-up severance benefits.

(2) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2022, of the prorated portions of the outstanding time-based restricted stock units and performance-based restricted stock units, assuming target Company performance.

(3) Amounts shown in this column reflect the cost of (i) 18 months for the CEO and 12 months for all other NEOs of continued medical and dental under COBRA after the active employee rate has been paid by the NEO and (ii) executive outplacement services.

(4) Amounts shown in this column are expressed as annual single life annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan as of December 31, 2022, except for Mr. Wilczynski, who is not yet retirement eligible, and Mr. Barron, who is not a participant in the Plans. 5, 10, 15, and 20 year certain and life annuity options are also available payment options, The amounts shown for Mr. Wilczynski would be payable upon attainment of age 55. Mr. Barron is not eligible for the Retirement Plan or Pension Restoration Plan.

Potential Payments Upon Involuntary Termination With Cause

An executive officer who is terminated with cause would not be eligible for the severance benefits included in the previous table. Further, the executive officer would lose outstanding equity awards under the LTIP or other restricted stock grants, and would not be eligible for payment of an AIP award.

Name	Years of Credited Service (#)	Pension Annuity ($)(1)
Jean-Michel Ribiéras	29	199,792
John V. Sims	29	251,946
Greg C. Gibson	40	379,309
Matthew L. Barron	17	—
Patrick Wilczynski	31	98,490

(1) Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2022. Messrs. Ribiéras, Sims, and Gibson are eligible for early retirement as of December 31, 2022. The amounts shown for Mr. Wilczynski would be payable upon his attainment of age 55. Mr. Barron is not eligible for the Retirement Plan or Pension Restoration Plan.

54      Sylvamo

EXECUTIVE COMPENSATION TABLES

Potential Payments Upon Qualifying Termination After Change in Control

The following table represents amounts that would be payable to our NEOs upon termination of employment on December 31, 2022 without cause (including by the NEO for “good reason”) within two years following a change in control of the Company.

Name	Lump Sum Severance Payment ($)(1)	Value of Continued Benefits ($)(2)	TOTAL Cash-Based Award ($)	Accelerated Vesting of Equity ($)(3)	TOTAL Pre-Tax Benefit ($)(4)	Pension Annuity ($)(5)
Jean-Michel Ribiéras	6,420,981	98,801	6,519,782	8,018,937	14,538,719	199,792
John V. Sims	2,152,251	98,801	2,251,052	3,017,742	5,268,794	251,946
Greg C. Gibson	1,589,961	98,801	1,688,762	1,527,744	3,216,506	379,309
Matthew L. Barron	1,340,832	95,840	1,436,672	880,855	2,317,527	—
Patrick Wilczynski	1,314,052	83,774	1,397,826	1,208,994	2,606,820	177,283

(1) Amounts shown in this column reflect a change in control severance payment under the Executive Severance Plan. For the CEO, this is two and a half times the sum of (i) base salary as of December 31, 2022 and (ii) target AIP for 2022. For all other NEOs, this is one and a half times the sum of (1) base salary and (ii) target AIP for 2022. Also included in this amount is the (i) 2022 AIP target bonus, (ii) 2023 earned vacation and (iii) special vacation pay, if applicable.

(2) Amounts shown in this column reflect the cost of (i) 18 months of continued medical and dental under COBRA after the active employee rate has been paid by the NEO and (ii) executive outplacement services.

(3) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2022, of the outstanding equity awards, assuming target performance for the performance-based units.

(4) Amounts shown in this column represent the total of the cash amounts payable as well as the value of accelerated vesting of equity.

(5) Amounts shown represent the annual benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2022. Messrs. Ribiéras, Sims, and Gibson are eligible for early retirement as of December 31, 2022. The amounts shown for Mr. Wilczynski are those that would be payable as of December 31, 2022 under the plans’ severance bridging provisions for involuntary terminations occurring after age 53 and prior to age 55. No amounts are shown for Mr. Barron, as he is not eligible for the Retirement Plan or Pension Restoration Plan.

Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table

The Company has an Executive Severance Plan (each of the U.S. based Executive Officers has have entered into participation agreements under the ESP), that provide severance payments and other benefits in the event of a change in control of the Company. Our Board believes that maintaining the ESP is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. This program is only available to the U.S. based Executive Officers. For our non-U.S. based Executive Officers, similar provisions have been provided for in their respective employment contracts.

We believe this ESP aligns executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

As shown in greater detail in the above table, the ESP provides the following benefits to NEOs only if there has been both a change in control of the Company and a qualifying termination of employment; i.e., they are terminated without cause by the new employer or the employee departs for “good reason” within two years of the change in control (“double-trigger” benefits):

•

Cash severance payment equal to the sum of (i) base salary as of the date of the qualifying termination plus (ii) target AIP for the year of the qualifying termination times one and a half (two and a half times for Mr. Ribiéras);

•	Prorated AIP for the year of the qualifying termination (based on target achievement);

Proxy Statement 2023      55

EXECUTIVE COMPENSATION TABLES

•	Medical and dental insurance for 18 months; and

•	Where replacement awards are provided in substitution for outstanding equity awards upon the change in control, all such replacement awards vest and become unrestricted.

A “change in control” is defined in the ESP as any of the following events:

•	Acquisition of 30 percent or more of the Company’s stock;

•

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

•	Merger or similar business combination;

•	Sale of substantially all of the Company’s assets; or

•	Approval by our shareowners of a complete liquidation or dissolution of the Company.

The lump sum cash severance benefit shown above is payable only in the event of termination of employment without cause within two years following a change in control. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves voluntarily other than for “good reason,” which is defined as:

•	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;

•	Reduced annual base salary;

•	Elimination of a material compensation plan (including the AIP or LTIP) or a change in the executive’s participation on substantially the same basis;

•

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

•	Failure by the Company to secure an agreement by the successor to assume the change in control agreement;

•	Any other termination without sufficient notice; or

•	Relocation more than 50 miles from place of work.

CEO Pay Ratio

Pursuant to Item 402(u) of SEC Regulation S-K, we are providing the relationship of the annual total compensation of our Chairman and CEO, Jean-Michel Ribiéras, to that of our median compensated employee.

For fiscal 2022:

•	The annual total compensation of our median employee was $40,635; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table (see page 46), was $6,910,195.

The resulting ratio of annual total compensation for Mr. Ribiéras to the median employee was 170:1.

To calculate the CEO pay ratio we used the following methodology and assumptions:

•	Utilized the global employee population as of November 1, 2022 (excluding the CEO), which included all full-time, part-time, temporary and seasonal employees, to select the median employee,

56      Sylvamo

EXECUTIVE COMPENSATION TABLES

•	Base salary/wages paid from January 1 through October 31, 2022 was used as the compensation measure, and

•

The annual total compensation of the median employee was determined using the same methodology as the total compensation of Mr. Ribiéras as provided in the Summary Compensation Table (see page 46) for 2022.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Proxy Statement 2023      57

Pay Versus Performance
Our Committee designed an
executive
compensation
program
to link a
majority
of our NEOs’ realized compensation to achievement of Sylvamo’s financial, commercial and strategic goals, and to align executives’ interest with those of shareowners. The table below shows the total compensation for our NEOs for the past two years, the “compensation actually paid
” to our CEO and, on an average basis, our other NEOs, our TSR, the TSR of the S&P Small Cap Materials Index, our net income and our financial performance measure for compensatory purposes, Free Cash Flow.

					Value of Initial Fixed $100 Investment Based on
Year (1)	Summary Compensation Table Total for CEO ($) (2)	Compensation Actually Paid to CEO ($) (3)	Average Summary Compensation Table Total for Other Non-CEO NEOs ($) (4)	Average Compensation Actually Paid To Other Non-CEO NEOs ($) (5)	Total Shareholder Return	Peer Group Total Shareholder Return (6)	Net Income ($) (7)	Free Cash Flow ($) (8)
2022	6,910,195	9,884,131	1,808,233	2,451,556	125.14	102.31	118	332
2021	3,621,135	3,557,687	1,043,829	1,026,713	84.50	100.81	62	117
(1) On October 1, 2021, the Company spun off from International Paper and became a publicly traded company, as such we are reporting fiscal 2022 and the period October 1, 2021 through December 31, 2021.
(2) The amounts shown in this column represent the total compensation, per the Summary Compensation Table, (see page 46), for our CEO, Mr. Ribiéras, for the period October 1, 2021 through December 31, 2021 and fiscal year 2022.
(3) SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported above. The amounts shown do not necessarily reflect the actual amounts of compensation paid to our CEO or other NEOs during the applicable year as they include (i) the year-end
value of equity awards granted during the reported year that have not yet vested, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the fiscal year and (iii) certain pension related costs. Below is a calculation of “compensation actually paid” to the CEO and other NEOs (“Other NEOs”), which for 2022 are Messrs. Sims, Gibson, Barron and Wilczynski and for 2021 Messrs. Sims, Gibson, Cleves and Wilczynski:

Year/ Executive	Summary Compensation Table Total ($)	Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (c)	Pension Benefit Adjustments ($) (d)	Compensation Actually Paid ($)
2022
CEO, Mr. Ribiéras	6,910,195	(3,880,598)	6,854,534	—	—	9,884,131
Other NEOs	1,808,233	(721,762)	1,365,085	—	—	2,451,556
Q4 2021
CEO, Mr. Ribiéras	3,621,135	(2,917,599)	2,854,151	—	—	3,557,687
Other NEOs	1,043,829	(787,061)	769,945	—	—	1,026,713
(a) The amounts shown in this column represent the grant date fair value of the equity awards to our CEO and other NEOs, as reported in the “Stock Awards” column in the SCT for each applicable year.

58      Sylvamo

PAY VERSUS PERFORMANCE

(b) The amounts shown in this column represents the year-over-year change in the fair value of equity awards to our CEO and other NEOs, as itemized in the table below.

	2022		2021
Fair Value of Equity Awards	CEO	Other NEOs	CEO	Other NEOs
As of December 31, 2022 for unvested awards granted during the year	5,182,320	963,871	2,854,151	769,945
Year-over-year increase of unvested awards granted in prior years	1,433,089	338,448	—	—
Increase from prior fiscal year-end for awards that vested during the year	239,125	62,766	—	—
Total Equity Award Adjustments	6,854,534	1,365,085	2,854,151	769,945
(c) Amounts shown represent the change in the actuarial present value of our CEO’s and other NEOs’ accumulated benefit under all benefit and actuarial pension plans in which they participant, as reported in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” column in the SCT.
(d) Amounts shown represent the actuarially determined service cost for services rendered under all benefit and actuarial pension plans in which our CEO and other NEOs participate.
(4) The amounts shown in this column represent the total compensation reported for our NEOs, other than the CEO, in the SCT.
(5) The amounts shown in this column represent the total compensation, per the Summary Compensation Table, for our NEOs, other than the CEO, for the period October 1, 2021 through December 31, 2021 and fiscal year 2022.
(6) The amounts shown in this column are in millions and reflect the cumulative total shareholder return of the S&P Small Cap Materials Index, as of December 31, 2022, weighted according to the constituent companies’ market capitalization at the beginning of each period for which a return is indicated. The S&P Small Cap Materials Index is the peer group used by Sylvamo for purposes of Item 201(e) of Regulation
S-K
under the Exchange Act in Sylvamo’s Annual Report on Form
10-K
for the year ended December 31, 2022 and 2021.
(7) The amounts shown are in millions and reflect fiscal 2022 Net Income and Net Income for the period October 1, 2021 through December 31, 2021.
(8) The amounts shown are in millions and reflect the Free Cash Flow for the year ended December 31, 2022 and 2021. See the reconciliation to GAAP on page 75.

Proxy Statement 2023      59

PAY VERSUS PERFORMANCE

Relationship
Between “
Compensation
Actually Paid” and Performance Measures

The
charts
at left illustrate the correlation in 2021 and 2022 between:

•
  Sylvamo TSR relative to peers and

•
  The relationship between CEO and Other NEO “compensation actually paid” and Sylvamo’s:

•
  TSR,

•
  Net Income and

•
  Free Cash Flow

Performance Measures

The list below illustrates the four most important financial performance measures and link the “compensation actually paid” to company performance for our CEO and other NEOs in 2022. Each of these metrics is described in more detail in the CD&A under the section “Elements of Our Executive Compensation Program” beginning on page 39.

Financial Performance Measures

Free Cash Flow

Adjusted EBITDA Margin

Return on Invested Capital

Relative Total Shareholder Return

60      Sylvamo

Director Compensation

Compensation Philosophy

Our Nominating and Corporate Governance Committee is responsible for our director compensation philosophy and programs. This committee has the flexibility to establish appropriate compensation policies to attract and retain directors. Prior to our spin-off from International Paper in October 2021, our director compensation was initially determined by the Governance Committee of International Paper, which approved and oversaw the administration of International Paper’s director compensation program. Following the spin-off, our Nominating and Corporate Governance Committee determined director compensation for 2022 and beyond.

Our compensation program for non-employee directors is guided by the following principles:

•

Provide total compensation comprising both cash and equity elements that target the median level of compensation paid by our Compensation Comparator Group (“CCG”) identified in “Executive Compensation”

•	Align the interests of our directors with the interests of our shareholders

•	Attract and retain top director talent

•	Be flexible to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Nominating and Corporate Governance Committee and approved by our Board. Mr. Ribiéras does not receive compensation for his service as a director.

Stock Ownership Requirements

Our director stock ownership policy requires our directors to hold equity of Sylvamo valued at five times the annual Board cash retainer, which, through May 2023, requires ownership of Company stock equivalent to $500,000. New directors have five years from the date of their election to the Board to meet the ownership requirement. Until the requisite ownership is achieved, the director must hold at least 50 percent of the Sylvamo shares received as compensation for his or her services. As of December 31, 2022, all directors were in compliance with this program.

Elements of Our Director Compensation Program

Compensation for our non-employee directors consists of:

•	An annual retainer fee that is a mix of cash and equity

•	Committee chair fees and a Lead Independent Director fee, as applicable

•	Liability insurance.

On at least a biennial basis, we evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our CCG. We will evaluate our program in 2023 consistent with this schedule. At the time of our last evaluation in 2021, our total compensation was at the 60th percentile of our BPG, in recognition of the heavy initial time commitment.

Proxy Statement 2023      61

DIRECTOR COMPENSATION

Annual Compensation

Our annual retainer fees are shown in the table below. A director’s annual compensation paid as board fees is comprised of both of these components:

•	$225,000, of which $100,000 (44 percent) is payable in cash in quarterly installments in arrears, and

•	$125,000 (56 percent) payable in equity.

A director may elect to convert all or 50 percent of his or her cash retainer fee (plus any committee fees and Lead Independent Director fees, as discussed below) into deferred stock units (“DSUs”). Two of the eight non-employee directors who served during 2022 elected to receive DSUs in lieu of the cash portion. Directors may elect to defer the DSUs for five or ten years.

Directors may elect to receive their equity portion in the form of restricted stock units (“RSUs”) that vest on the next annual shareholders meeting or they may elect DSUs to defer receipt of their equity portion for a five or ten-year period. Four of the eight non-employee directors who served during 2022 elected DSUs. Elections with regard to form of payment and deferrals are made in the preceding service year.

For the 2022 equity grant, we used the closing stock price of Sylvamo’s common stock on the day preceding our annual meeting in May to award the equivalent number of shares for the $125,000 equity retainer and DSUs elected by our directors in lieu of their cash retainer fee. DSUs are settled in shares of common stock at the end of the deferral period.

A director has the right to receive all dividends or dividend equivalent units and other distributions made with respect to RSUs in his or her name.

In addition, as referenced above, each committee chair receives a fee for his or her service in such role. For 2022, Mses. Desmond and Gottung and Mr. Petratis each received a committee chair fee. As Lead Independent Director, Mr. Petratis also received a Lead Independent Director fee for 2022.

Below is a summary of our current director compensation program:

Type of Fee	Annual Amount ($)

Board Fees

Cash Retainer	100,000

Equity Retainer	125,000

Committee Fees

Audit Committee Chair	25,000

Management Development and Compensation Committee Chair	20,000

Nominating and Governance Committee Chair	15,000

Lead Independent Director Fee	25,000

Insurance and Indemnification Contracts

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $1.6 million. The primary underwriter of coverage is XL Specialty Insurance Company.

62      Sylvamo

DIRECTOR COMPENSATION

Our Bylaws provide for standard indemnification of our directors and officers in accordance with Delaware law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

Our Analysis

We believe our director compensation program appropriately compensates our directors for their time and commitment to Sylvamo and is consistent with our compensation philosophy as shown in the following table.

Our Director Pay Principles	Our 2022 Director Pay Policies and Practices

• Target compensation at median of benchmarking peer group (“BPG”)	• Maintained mix of cash and equity in line with cross-section of similar companies (BPG), which total compensation was at the median level of companies included in our BPG

• Align the interests of our directors with the interests of our shareholders	• Paid 56 percent of regular board fees in the form of equity to ensure that directors, like shareholders, have a personal stake in Sylvamo’s financial performance

• Attract and retain top director talent	• Compensated directors competitively, based on a cross-section of similar companies (BPG)

• Maintain flexibility to meet the needs of a diverse group of directors	• Continued to allow directors to elect to take equity in place of cash and to elect to defer their fees for a 5- or 10-year period

Non-Employee Director Compensation Table

The following table provides information on 2022 compensation for non-employee directors. The amounts in the table below show differences among directors because each director makes an individual election to receive his or her fees in cash and/or equity and certain directors receive committee chair fees or Lead Independent Director fee.

Name of Director(1)	Cash ($)(2)		Stock Awards ($)(3)	Total ($)

Stan Askren	100,000		125,038	225,038

Christine S. Breves	100,000		125,038	225,038

Jeanmarie Desmond	125,000		125,038	250,038

Liz Gottung	120,000		125,038	245,038

Joia M. Johnson	100,000		125,038	225,038

David Petratis	140,000	(4)	125,038	265,038

J. Paul Rollinson	100,000	(4)	125,038	225,038

James P. Zallie	100,000		125,038	225,038

(1) Mr. Meyers and Mr. Wilde are not included on the table because they were not directors of the Company in 2022.

(2) Represents the portion of the annual Board and Board committee retainers and Lead Independent Director fee, as applicable, whether payable in cash or deferred at the director’s election, during 2022. Cash retainers are paid quarterly in arrears. Directors can elect to receive their retainers on a current basis in cash or on a deferred basis in the form of DSUs.

Proxy Statement 2023      63

DIRECTOR COMPENSATION

(3) The value of stock awards shown in the “Stock Awards” column is based on grant date fair value calculated under Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating these values for the 2022 fiscal year may be found in Note 14 to our audited consolidated and combined financial statements included elsewhere in this prospectus. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on $47.67, the closing price of Sylvamo’s common stock on the last business day immediately preceding the date of grant, which was May 16, 2022. Directors who elect to defer their equity retainer fee receive DSUs rather than RSUs. Restrictions on RSUs awarded to our directors under our current compensation plan lapse on May 15, 2023, the date of our annual shareholder meeting, then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations. Restrictions on DSUs will lapse on May 12, 2028 for Ms. Johnson and Messrs. Askren and Rollinson and on May 12, 2033 for Mr. Petratis, based on the deferral period elected, each of whom deferred 100% of their equity retainer.

(4) Mr. Petratis received 2,937 DSUs and Mr. Rollinson received 2,098 DSUs in lieu of the cash retainer.

The following table shows the aggregate number of RSUs, including reinvested dividends, outstanding as of December 31, 2022, for each non-employee director who served as of that date.

Name of Director(1)	Aggregate Number of RSUs and DSUs Outstanding (#)(2)

Stan Askren	5,466

Christine S. Breves	2,639

Jeanmarie Desmond	2,639

Liz Gottung	2,639

Joia M.Johnson	5,466

David Petratis	11,587	(3)

J. Paul Rollinson	9,838	(3)

James P. Zallie	2,639

Total	42,913

(1) Mr. Meyers and Mr. Wilde are not included on the table because they were not directors of the Company in 2022.

(2) The number of RSUs or DSUs awarded was based on $47.67, the closing price of Sylvamo’s common stock on the last business day immediately preceding the date of grant, which was May 16, 2022. Represents DSUs for each of Ms. Johnson and Messrs. Askren, Petratis and Rollinson who elected to defer their equity as described above.

(3) Reflects elections by Mr. Petratis and Mr. Rollinson to receive fees as DSUs instead of cash.

64      Sylvamo

Other Information

Stock Ownership

Based on a review of filings with the SEC, Sylvamo has determined that the following persons beneficially own more than 5% of the outstanding shares of Sylvamo common stock as of March 16, 2023 (unless otherwise indicated). Applicable percentage ownership is based on 42,560,217 shares outstanding as of March 16, 2023 and is rounded to the nearest whole number.

Name and Address	Shares(1)		Percent of Outstanding Shares of Common Stock

Certain Affiliates of Atlas FRM LLC 100 Northfield Street Greenwich, CT 06830	6,312,454	(2)	15%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,559,704	(3)	13%

The Vanguard Group – 23-1945930 100 Vanguard Blvd. Malvern, PA 19355	2,711,139	(4)	6%

Cowen Financial Products LLC 599 Lexington Ave. New York, NY 10022	2,150,000	(5)	5%

(1) Each shareowner’s “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, which generally provides that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. The number and percentage of shares of common stock beneficially owned by each person identified in the table is determined based on the shares of common stock that such person has reported as beneficially owned in a Schedule 13G or Schedule 13D (and an amendment thereto) filed by such person with the SEC and 42,560,217 shares of Sylvamo common stock outstanding as of March 16, 2023.

(2) In a Schedule 13D filed with the SEC on April 25, 2022, as amended by an Amendment No.1 to Schedule 13D filed with the SEC on February 15, 2023 (as amended, the “Atlas Group Schedule 13D”), ACR Group Paper Holdings LP (“ACR GPH”) reported that it was the direct beneficial owner of 4,132,000 shares, and Lapetus Capital III LLC (“Lapetus III”) reported that it was the direct beneficial owner of 2,180,454 shares. ACR GPH and Lapetus III each reported that it shared voting power and dispositive power with respect to all shares beneficially owned by it. The Atlas Group Schedule 13D also reported that following persons may be deemed to be beneficial owners of the number of shares indicated next to their respective names: Atlas Capital GP IV LP (“AC GP IV”) (the general partner of ACR GPH) – 4,132,000 shares; Atlas Capital Resources GP IV LLC (“ACR GP IV”) (the general partner of AC GP IV) – 4,132,000 shares; Atlas Capital Resources III LP (“ACR III”) (the indirect majority and controlling member of Lapetus III) – 2,180,454 shares; Atlas Capital GP III LP (“ACR GP III”) (the general partner of ACR III) – 2,180,454 shares; Atlas Capital Resources GP III LLC (“ACR GP III”) (the general partner of AC GP III) – 2,180,454 shares; Andrew M. Bursky – 6,312,454 shares; and Timothy J. Fazio – 6,312,454 shares. Andrew M. Bursky and Timothy J. Fazio are each a manager and Managing Partner of ACR GP III and ACR GP IV, and each of them may be deemed to control ACR GPH, AC GP IV, Lapetus III, ACR III and AC GP III. Each of ACR GPH, AC GP IV, ACR GP IV, Lapetus III, ACR III, AC GP III, ACR GP III, Andrew M. Bursky and Timothy J. Fazio expressly disclaims beneficial ownership with respect to shares, other than the shares owned directly by such person.

(3) In a Schedule 13G/A filed with the SEC on January 23, 2023, BlackRock, Inc. reported that it beneficially owned 5,559,704 shares, and that it had sole voting power with respect to 5,516,587 shares, sole dispositive power with respect to 5,559,704 shares, and that it did not share voting or dispositive power with respect any shares.

(4) In a Schedule 13G filed with the SEC on February 9, 2023, The Vanguard Group – 23-1945930 reported that it beneficially owned 2,711,139 shares, had sole voting power over zero shares, shared voting power over 62,148 shares, sole dispositive power over 2,613,761 shares and shared dispositive power over 97,378 shares.

(5) In a Schedule 13G filed with the SEC on February 16, 2023, Cowen Financial Products LLC reported that it beneficially owned 2,150,000 shares and had sole voting power and sole dispositive power over all 2,150,000 shares.

Proxy Statement 2023      65

OTHER INFORMATION

The following table shows the amount of Sylvamo common stock beneficially owned by each of our current directors and NEOs and by all directors and all executive officers as a group. Except as otherwise indicated, all information is as of March 16, 2023. Unless otherwise disclosed in the footnotes to this table, the address of each beneficial owner listed below is c/o Sylvamo Corporation, 6077 Primacy Parkway, Memphis, Tennessee 38119.

Name	Shares(1)		Percent of Outstanding Shares of Common Stock

Jean-Michel Ribiéras	81,984.91	(2)	*

John V. Sims	22,835.78	(2)	*

Matthew L. Barron	9,784.71	(2)	*

Greg C. Gibson	17,347.37	(2)	*

Patrick Wilczynski	17,779.94	(2)(3)	*

Stan Askren	—	(4)	*

Christine S. Breves	5,462.54	(5)	*

Jeanmarie Desmond	5,491.54	(5)	*

Liz Gottung	6,462.54	(5)	*

Joia M. Johnson	—	(4)	*

Karl L. Meyers	10,000	(6)	*

David Petratis	—	(7)	*

J. Paul Rollinson	—	(8)	*

Mark W. Wilde	528	(9)	*

James P. Zallie	5,462.54	(5)	*

All current Directors and Executive Officers as a group (19 persons)	224,544.24		*

* Less than 1% of the outstanding shares of our common stock.

(1) “Beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act which generally provides that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of March 16, 2023 and 42,560,217 shares of Sylvamo common stock outstanding as of March 16, 2023. No director or executive officer has the right to acquire any shares of our common stock within 60 days after March 16, 2023. The number of outstanding shares used as the denominator in calculating the percentage ownership and voting power of the outstanding shares of common stock for each person is. Each person has sole voting and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2) Excludes restricted stock units and performance stock units held by our executive officers that do not vest within 60 days after March 16, 2023.

(3) Includes 595 shares owned by Mr. Wilczynski’s wife, over which she holds sole voting and sole investment power.

(4) Excludes 2,841.70 deferred stock units (“DSUs”) that the beneficial owner will receive on May 16, 2027 and 2,653.43 DSUs that the beneficial owner will receive on May 12, 2028, based on his or her election under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the “Plan”).

(5) Includes 2,653.54 restricted stock units (“RSUs”) that will vest within 60 days of March 16, 2023.

(6) Excludes 950 DSUs that Mr. Meyers will receive on May 12, 2028, based on his election under the Plan.

(7) Excludes 6,024.33 DSUs that Mr. Petratis will receive on May 16, 2032 and 5,624.73 that he will receive on May 12, 2033, based on his election under the Plan.

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(8) Excludes 5,114.86 DSUs that Mr. Rollinson will receive on May 16, 2027, and 4,775.96 that he will receive on May 12, 2028, based on his election under the Plan.

(9) Includes 528 RSUs that will vest within 60 days of March 16, 2023.

No Delinquent Section 16(a) Reports

We are not aware of any late or delinquent filings under Section 16(a) of the Exchange Act.

Policies and Procedures for Related Person Transactions

Our Board has approved policies and procedures with respect to the review and approval of certain transactions between Sylvamo and a “Related Person” (a “Related Person Transaction”), which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the legal department, which will then determine whether it should be submitted to our Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee must then review and decide whether to approve any Related Person Transaction.

For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sylvamo (including any of its subsidiaries) was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect interest.

A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Sylvamo or a nominee to become a director of Sylvamo; any person who is known to be the beneficial owner of more than five percent of Sylvamo common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Certain Relationships and Related Person Transactions

Other than compensation arrangements for our directors and NEOs, which are described in the sections of this Proxy Statement entitled “Executive Compensation” and “Director Compensation”, below we describe transactions entered into since January 1, 2022 to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000, and

•

any of our directors, executive officers, or holders of more than 5% of our common stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Also, the agreements with International Paper described below include certain agreements under which no payments were made in 2022, but which we estimate had a value to us or International Paper in excess of $120,000.

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Cooperation Agreement

On February 14, 2023, Sylvamo entered into a Cooperation Agreement with Atlas FRM LLC and certain of its affiliates (collectively called the “Atlas Group” in this Proxy Statement), which beneficially owned approximately 15% of Sylvamo’s outstanding common stock as of the record date for the Annual Meeting. Pursuant to the Cooperation Agreement, the Company agreed to, among other things, appoint Messrs. Meyers and Wilde (each as defined thereunder, a “New Director”) to the Board and include them in the Company’s slate of nominees for the election of directors at the Annual Meeting (and recommend that Sylvamo shareowners vote in favor of their election at the Annual Meeting). It also provided that upon their appointment to the Board, one New Director would be appointed to two standing Board committees, and the other New Director would be appointed to one standing Board committee, and that at least one New Director would be appointed to the Management Development and Compensation Committee and at least one New Director would be appointed to the Nominating and Corporate Governance Committee. Following their appointments, Mr. Meyers was appointed to the Nominating and Corporate Governance Committee, and Mr. Wilde was appointed to the Audit Committee and the Management Development and Compensation Committee.

The Cooperation Agreement further provides that:

•

if the Atlas Group’s ownership level falls below 10% of Sylvamo’s then issued and outstanding voting securities, one New Director (as designated by the Atlas Group) will immediately resign, and if the Atlas Group’s ownership level falls below 5% of Sylvamo’s then issued and outstanding voting securities, the remaining New Director will immediately resign (such that neither New Director will continue to serve on the Board in that case); and

•

in the event that any New Director is no longer able or willing to serve, or resigns, as a director of Sylvamo, the Atlas Group will be permitted to propose a replacement director, provided that the Atlas Group will lose the foregoing replacement rights with respect to one of the two New Directors if its ownership level is less than 10% of Sylvamo’s then issued and outstanding voting securities and will lose the foregoing replacement rights with respect to both of the two New Directors if its ownership level is less than 5% of Sylvamo’s then issued and outstanding voting securities.

The Cooperation Agreement includes certain voting commitments, standstill obligations and restrictions on transfer on the part of the Atlas Group and mutual non-disparagement provisions that generally remain in place until the later of: (1) December 31, 2023 or 30 days prior to the director nomination deadline under Sylvamo’s bylaws for Sylvamo’s 2024 annual meeting of stockholders (whichever date is earlier), and (2) five business days after no New Director (or any replacement) is serving on the Board, subject to certain exceptions.

In addition, pursuant to the Cooperation Agreement, Sylvamo agreed to file a shelf registration statement with the SEC (which registration statement was filed on March 6, 2023) to permit the Atlas Group to sell shares of Sylvamo’s common stock beneficially owned by the Atlas Group.

Director Indemnification Agreements

We have entered into indemnification agreements with each of our current directors. The agreements require us to indemnify these individuals to the fullest extent permitted by law against liabilities that may arise by reason of their service to us, and to advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified.

Agreements with International Paper

We separated from International Paper on October 1, 2021, via a spin-off, and International Paper retained approximately 19% of our outstanding shares of common stock in the spin-off. As of September 12, 2022, International Paper had sold all of the shares that it had retained in the spin-off and, accordingly, as of such date, was no longer considered a “related person” as defined in Item 404 of Regulation S-K under the Exchange Act. A description of the transactions with International Paper from January 1, 2022 through September 12, 2022 and the payments made or received thereunder exceeding $120,000 are set forth below. The agreements referenced below were entered into in connection with the spin-off and are filed as exhibits to our 2022 Form 10-K. References to the

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“distribution” below mean the distribution of our common stock to International Paper’s shareowners in the spin-off, and references to the “separation” mean our separation from International Paper in the spin-off. References to the “printing papers business” mean the printing papers business formerly owned by International Paper and now owned by Sylvamo.

Transition Services Agreement

Sylvamo entered into a transition services agreement with International Paper, pursuant to which International Paper and Sylvamo provided to each other certain specified services on an interim, transitional basis following the distribution. As of January 1, 2023, the Transition Services Agreement had been performed in full, and neither party was performing services to the other party pursuant to the agreement.

The services provided by International Paper included, but were not limited to:

•	information technology;

•	finance;

•	operations support and planning;

•	facility access and services comparable to such access and services that were provided in certain locations prior to the distribution;

•	legal consultation resources;

•	knowledge transfer and other services with respect to sourcing; and

•	supply chain services.

Services provided by Sylvamo to International Paper included tax and accounting services for its French packaging business and environmental process management services.

The charges for the transition services were intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit during the initial 12-month term of the services.

The services provided under the transition services agreement generally commenced on October 1, 2021 and expired at various times specified in the agreement, and the receiving party had the right terminate certain specified services by giving prior written notice to the provider of such services. The receiving party also had the right to extend any service for a maximum period of three months following the end of the term to the extent such service is required beyond the initial term.

The liabilities of each party providing services under the transition services agreement was generally be limited to the aggregate fees actually paid to International Paper by Sylvamo during the term pursuant to the transition services agreement.

From January 1, 2022, through September 30, 2022 (International Paper ceased being a related person of Sylvamo in September 2022), Sylvamo paid International Paper $21 million under the transition services agreement.

Tax Matters Agreement

International Paper and Sylvamo entered into a tax matters agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other tax matters).

Under the tax matters agreement, International Paper generally is responsible for all U.S. federal, state or foreign taxes imposed on, measured by or calculated with respect to income or net worth and any other franchise or similar taxes imposed on or payable by International Paper or any member of its group (including any such taxes due and owing on any consolidated, combined or unitary tax

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OTHER INFORMATION

return that is required to be filed by International Paper or any member of its group), and Sylvamo generally is responsible for all U.S. federal, state or foreign taxes imposed on, measured by or calculated with respect to income or net worth and any other franchise or similar taxes imposed on or payable by Sylvamo or one or more members of its group (other than taxes due and owing on any consolidated, combined or unitary return for which International Paper is responsible), except (i) special rules apply with respect to certain taxes imposed in connection with the distribution, (ii) Sylvamo is responsible for certain taxes specifically allocated to Sylvamo under the tax matters agreement, (iii) Sylvamo is responsible for taxes resulting from any breach of certain representations or covenants made by Sylvamo, as applicable, in the tax matters agreement or other separation-related agreements, (iv) International Paper is responsible for certain taxes specifically allocated to International Paper under the tax matters agreement and (v) International Paper is responsible for taxes resulting from any breach of a covenant made by International Paper, as applicable, in the tax matters agreement or other separation-related agreements.

The tax matters agreement provides special rules that allocate tax liabilities in the event either (i) the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (“Code”) or (ii) certain internal separation transactions intended to qualify as transactions that are generally tax-free fail to so qualify. Under the tax matters agreement, each party generally is responsible for any taxes and related amounts imposed on International Paper or Sylvamo as a result of the failure to so qualify, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant covenants made by that party in the tax matters agreement.

In addition, the tax matters agreement imposes certain restrictions on Sylvamo and its subsidiaries during the two-year period following the distribution that are intended to prevent the distribution, together with certain related transactions, from failing to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Specifically, during such period, except in specific circumstances, Sylvamo and its subsidiaries are generally prohibited from (i) ceasing to conduct certain businesses, (ii) entering into certain transactions or series of transactions pursuant to which all or a portion of the shares of Sylvamo common stock would be acquired or all or a portion of certain assets of Sylvamo and its subsidiaries would be acquired, (iii) liquidating or merging or consolidating with any other person, (iv) issuing equity securities beyond certain thresholds, (v) repurchasing Sylvamo stock other than in certain open-market transactions or (vi) taking or failing to take any other action that would cause the distribution, together with certain related transactions, to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Further, the tax matters agreement imposes similar restrictions on Sylvamo’s subsidiaries during the two-year period following the distribution that are intended to prevent certain transactions undertaken as part of the internal reorganization from failing to qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or for applicable non-U.S. income tax purposes.

The tax matters agreement also allocates liability for any and all taxes, interest, penalties or legal charges imposed by any Brazilian governmental authority resulting from the Brazil Tax Dispute (“Brazil Income Tax Liabilities”). International Paper will pay 60%, and Sylvamo will pay 40%, on up to $300 million of the Brazil Income Tax Liabilities (equivalent to a total cap on Sylvamo’s payments of $120 million), and International Paper will pay all amounts of the Brazil Income Tax Liabilities over $300 million. If any of the surety bonds provided by IP Brasil (now, Sylvamo Brasil) are drawn to pay any Brazil Income Tax Liabilities in connection with the Brazil Tax Dispute, and International Paper has indemnified the provider of such surety bonds and reimburses the surety bond providers for such amounts, then Sylvamo will be required to pay International Paper an amount equal to 40% of up to $300 million of the amounts so reimbursed by International Paper. International Paper continues to make all decisions concerning the conduct of the litigation related to the Brazil Tax Dispute, including as to strategy, settlement, pursuit and abandonment, after the distribution. International Paper’s right to be reimbursed is junior (but not subordinated) to Sylvamo’s existing and future senior secured indebtedness, including its credit agreements entered into prior to the distribution. International Paper agreed that, after the distribution, it would continue to indemnify the provider of the surety bonds during the pendency of the appeal in the Brazilian federal court, for which Sylvamo must pay International Paper an annual guarantee fee calculated at an annual rate of 1.5% based on 40% of up to $300 million of the face amount of the surety bond, which face amount was $351 million as of June 30, 2021. International Paper has agreed to reimburse Sylvamo for 60% of the premium

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paid to the surety bond providers with a face amount of up to $300 million and 100% of any incremental premium attributable to the portion of such surety bonds that exceeds $300 million. In the event that International Paper is required to post collateral to secure its obligations under the surety bonds, the guarantee fee will terminate, and Sylvamo will pay International Paper a collateral fee calculated at an annual rate equal to LIBOR plus 3% based on 40% of up to $300 million of the fair market value of the collateral, unless Sylvamo elects to post collateral in satisfaction of 40% of up to $300 million of the liability, in which case the collateral fee will be zero.

For the year ended December 31, 2022, no payments were made under the tax matters agreement.

Registration Rights Agreement

Sylvamo entered into a registration rights agreement with International Paper to provide International Paper with certain registration rights relating to shares of Sylvamo common stock held by International Paper following the distribution. The registration rights agreement gave International Paper and its permitted transferees the right to require Sylvamo to register under the U.S. Securities Act of 1933, as amended, all or any portion of the shares of Sylvamo common stock held by them (a so-called “demand request”) subject to certain limitations and requirements. International Paper and its permitted transferees also had “piggyback” registration rights, such that International Paper and its permitted transferees could include their respective shares in any future registrations of Sylvamo equity securities, whether or not that registration relates to a primary offering by Sylvamo or a secondary offering by or on behalf of any of Sylvamo’s shareowners. The demand registration rights and piggyback registration rights were each subject to market cut-back exceptions. The registration rights agreement also set forth customary registration procedures. The registration rights agreement expired on September 12, 2022 in connection with the sale by International Paper of its remaining shares of Sylvamo common stock.

Supply and Offtake Agreements

International Paper and Sylvamo entered into two supply and offtake agreements (“Offtake Agreements”), pursuant to which International Paper continues to produce for Sylvamo uncoated freesheet, wallboard tape, uncoated bristols and specialty papers at its mills at or near Selma, Alabama (referred to as its Riverdale mill) and Georgetown, South Carolina. Sylvamo purchases these products from International Paper at the total cash costs of the mill for producing each ton of product. Sylvamo must use reasonable best efforts to keep the paper machines at the mills operating at full budgeted capacity and bears the financial responsibility for lack of orders under the Offtake Agreements.

The term of each Offtake Agreement commenced on or around October 1, 2021 and expires after 10 years. The Riverdale Offtake Agreement may be terminated early by International Paper effective as early as January 1, 2024 and by Sylvamo effective as early as January 1, 2026, in each case with six months’ notice. The Georgetown Offtake Agreement may be terminated early by International Paper effective as early as January 1, 2023 and by Sylvamo effective as early as January 1, 2025, in each case with six months’ notice. International Paper may also terminate the Offtake Agreements if orders are less than 80% of budgeted capacity for a period of 60 days.

From January 1, 2022, through September 30, 2022 (International Paper ceased being a related person of Sylvamo in September 2022), Sylvamo paid International Paper $462 million under the Offtake Agreements.

Corrugated Packaging Purchase Agreement

International Paper through its French subsidiary Papeteries d’Espaly SAS, and Sylvamo, through its French subsidiary, have continued their contractual relationship pursuant to an agreement entered into on May 1, 2020, pursuant to which Sylvamo purchases corrugated boxes produced by International Paper. The agreement contains pricing and a minimum order quantity, including a revision formula applicable quarterly. The agreement has an initial term of three years, with renewal by mutual agreement.

From January 1, 2022, through September 30, 2022 (International Paper ceased being a related person of Sylvamo in September 2022), Sylvamo paid International Paper $4.6 million under this agreement.

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Corrugated Packaging Supply Agreement

International Paper and Sylvamo entered into a Supply Agreement pursuant to which Sylvamo agreed to purchase 100% of its requirements for certain corrugated packaging products, primarily corrugated boxes, from International Paper. The Supply Agreement contains pricing and minimum order quantities, with pricing being subject to quarterly price adjustments based on certain industry pricing indices. The Supply Agreement has an initial term of three years, with automatic one year renewals that either party may decline with at least 90 days’ notice.

From January 1, 2022, through September 30, 2022 (International Paper ceased being a related person of Sylvamo in September 2022), Sylvamo paid International Paper $12 million under this agreement.

Fiber Purchase Agreement

International Paper and Sylvamo entered into a Fiber Purchase Agreement whereby International Paper facilitates the sale and delivery to Sylvamo of 100% of Sylvamo’s requirements for hardwood, softwood, roundwood and chips and fiber fuel at Sylvamo’s mills located in Ticonderoga, New York and Eastover, South Carolina. Sylvamo pays International Paper a monthly procurement fee for its procurement services. The Fiber Purchase Agreement has an initial term of ten years, which may be extended for additional ten years periods upon mutual written agreement of the parties.

From January 1, 2022, through September 30, 2022 (International Paper ceased being a related person of Sylvamo in September 2022), Sylvamo paid International Paper $153 million under this agreement.

Recyclable Material Master Purchase Agreement

International Paper and Sylvamo entered into a Recyclable Material Master Purchase Agreement pursuant to which International Paper agreed to purchase 100% of certain recyclable commodities that are not consumed in Sylvamo’s own operations, primarily hard white envelope, old corrugated containers, cores and mixed paper. Pricing is primarily based on corresponding regional Fastmarkets RISI indices. The Recyclable Material Master Purchase Agreement has an initial term of three years, with automatic one year renewals that either party may decline with notice.

From January 1, 2022, through September 30, 2022 (International Paper ceased being a related person of Sylvamo in September 2022), Sylvamo paid International Paper $11 million under this agreement.

Tax-Exempt Bond Agreement (Eastover)

International Paper and Sylvamo entered into a Tax-Exempt Bond Agreement (“Eastover TEBA”) pursuant to which Sylvamo agreed to use certain assets at the Eastover, South Carolina, mill that were financed with proceeds of tax-exempt bonds (“Eastover Bonds”) in a qualifying manner and to assist International Paper in connection with any audit of the Eastover Bonds. The Eastover TEBA will remain in effect while the Eastover Bonds are outstanding.

Tax-Exempt Bond Agreement (Ticonderoga)

International Paper and Sylvamo entered into a Tax-Exempt Bond Agreement (“Ticonderoga TEBA”) pursuant to which Sylvamo agreed to use certain assets at the Ticonderoga, New York, mill that were financed with proceeds of tax-exempt bonds (“Ticonderoga Bonds”) in a qualifying manner and to assist International Paper in connection with any audit of the Ticonderoga Bonds. The Ticonderoga TEBA will remain in effect while the Ticonderoga Bonds are outstanding.

Temporary Occupancy Agreement

Sylvamo entered into a short-term temporary occupancy agreement with International Paper for approximately 40,493 square feet of office space at the current International Paper headquarters in Memphis, Tennessee, at a rental rate of $180,666.67 per month. This agreement terminated in October 2022.

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From January 1, 2022, through September 30, 2022 (International Paper ceased being a related person of Sylvamo in September 2022), Sylvamo paid International Paper $1.6 million under this agreement.

Intellectual Property Licenses

International Paper and Sylvamo entered into various license agreements that provide each other with ongoing rights to use, under specified conditions, certain intellectual property following the separation, including:

•

a Retained Intellectual Property License Agreement, Retained Copyright License Agreement and Retained Know-How and Technology License Agreement that grant Sylvamo a perpetual and non-exclusive license to use certain patents (and associated know-how), copyrights and general know-how and technology, respectively, owned by or licensed to International Paper

•

a Transferred Intellectual Property License Agreement that grants International Paper a perpetual and non-exclusive license to use certain patents (and associated know-how) owned by Sylvamo to make, have made, sell, offer to sell, import and export products and services

•

a Transitional Trademark License Agreement, now expired but that provided Sylvamo with a non-exclusive license to use the “International Paper” name, subject to certain quality control provisions, (i) on finished product inventory or packaging materials, existing as of the separation or manufactured by Sylvamo thereafter, for a period of either six (6) or twelve (12) months depending on the products, and (ii) to otherwise transition off of the use of such name, for a period of six (6) months.

For the year ended December 31, 2022, no payments were made by either party under these license agreements.

Brazil Payment Agreement

A subsidiary of International Paper and a subsidiary of Sylvamo entered into a letter agreement, pursuant to which the Sylvamo subsidiary will make a payment of $100 million to the International Paper subsidiary if any portion of the Brazil eucalyptus forest plantations owned by Sylvamo as of October 1, 2021 are directly or indirectly transferred, subject to certain exceptions for immaterial transfers. A transfer includes any sale, pledge or transfer of any legal or beneficial interest in the Brazil lands, including any grant of an option or other right or interest or entry into any contract that would result in a reduction or diminution of Sylvamo’s economic ownership in the Brazil lands. A change of control of Sylvamo would also result in the payment becoming due and payable. A U.S. subsidiary of Sylvamo guarantees this payment obligation to the subsidiary of International Paper.

For the year ended December 31, 2022, no payments were made to International Paper under this agreement.

Reconciliations to U.S. GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA (non-U.S. GAAP) is Net Income (Loss) (U.S. GAAP) excluding discontinued operations, net of tax, plus the sum of income taxes, net interest expense (income), depreciation, amortization and cost of timber harvested, transition service agreement expense, stock-based compensation, and, when applicable for the periods reported, net special items. Adjusted EBITDA increased 62%, from $445 as of December 31, 2021, to $721, as of December 31, 2022.

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OTHER INFORMATION

Below is a reconciliation of Adjusted EBITDA to Net Income (Loss).

	$ Million

	2021	2022

Net Income (Loss)	331	118

Less: Discontinued operations, net of tax	104	(218)

Net Income from Continuing Operations	227	336

Depreciation, Amortization, Cost of Timber Harvested	126	125

Interest (Income) Expense, Net	(1)	69

Income Tax Provision	101	131

Adjustments

Equity-based Compensation	14	20

Special Items (Net of interest and tax special items)	(29)	15

Spinoff Transition Services	7	23

Nymolla One-Time Mill Costs	—	2

Adjusted EBITDA	445	721

Adjusted EBITDA Margin

Adjusted EBITDA Margin, means Adjusted EBITDA as a percentage of Revenues (Net Sales).

$ Million

2022

Net Income from Continuing Operations	336

Income tax provision	131

Interest expense, net	69

Depreciation, amortization, and cost of timber harvested	125

Net special items expense	17

EBITDA	678

Transition service agreement expense	23

Stock-based compensation	20

Adjusted EBITDA	721

Divided by: Net Sales	3,628

Adjusted EBITDA Margin	19.9%

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Free Cash Flow (FCF)

Free Cash Flow, a non-GAAP financial measure, for purposes of our 2022 Annual Incentive Plan means EBITDA less Capital Spending, plus/minus changes in Operating Working Capital, less taxes. Below is a reconciliation of Free Cash Flow to Cash Provided by Operating Activities from Continuing Operations.

	$ Million

	Q4 2021	2022

Cash Provided by Operating Activities from Continuing Operations	131	418

Interest payments[1]	8	63

Less: Invested in capital projects	(22)	(149)

Free Cash Flow	117	332

1/ As used in our 2022 Annual Incentive Plan, FCF includes interest payments.

Return on Invested Capital (ROIC)

ROIC, a non-GAAP financial measure, for purposes of our Long Term Incentive Plan means Adjusted Operating Earnings before interest / Average Invested Capital. We use Adjusted Operating Earnings as a supplemental measure of our performance, and the most directly comparable GAAP measure is Net Income. Invested Capital = Equity plus total debt minus cash and temporary investments. The Average Invested Capital is calculated as a simple average for the two most recent fiscal years. Below is a reconciliation of ROIC to Net Income.

	$ Million

	2021	2022

Net Income		118

Net special items expense (income)		12

Russian operations impairment, net		228

Russian fixed assets impairment, net		57

Interest Expense (Income), Net		69

Adjusted Operating earnings before interest and special items		484

Total Equity	182	678

Add: Long-term debt	1,358	1,003

Add: Notes payable and current maturities of long-term debt	42	29

Less: Cash and temporary investments	(180)	(360)

Total Invested Capital	1,402	1,350

Average Invested Capital ($ million)			1,376

ROIC			35.17%

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How to Contact Us

Mailing and Street Address of our Principal Executive Office

Sylvamo Corporation

6077 Primacy Parkway

Memphis, TN 38119

Address of our Corporate Secretary

Sylvamo Corporation

c/o Corporate Secretary

6077 Primacy Parkway

Memphis, TN 38119

You may also contact our Corporate Secretary at corporatesecretary@sylvamo.com

Investor Inquiries

Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com

Media Inquiries

Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com

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YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
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Sylvamo Corporation

Annual Meeting of Shareholders

For Shareholders of record as of March 16, 2023

TIME:	Monday, May 15, 2023 12:00 PM, Central Time
PLACE:	Sylvamo Headquarters

6077 Primacy Parkway, Memphis, Tennessee 38119

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Jean-Michel Ribiéras, John V. Sims and Matthew L. Barron (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sylvamo Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE RECOMMENDATION OF SYLVAMO’S BOARD OF DIRECTORS. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Sylvamo Corporation

Annual Meeting of Shareholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

  FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1.	Elect the eleven director nominees named in the proxy statement to our board of directors
		FOR	AGAINST	ABSTAIN
	1.01 Jean-Michel Ribiéras	☐	☐	☐	FOR

	1.02 Stan Askren	☐	☐	☐	FOR

	1.03 Christine S. Breves	☐	☐	☐	FOR

	1.04 Jeanmarie Desmond	☐	☐	☐	FOR

	1.05 Liz Gottung	☐	☐	☐	FOR

	1.06 Joia M. Johnson	☐	☐	☐	FOR

	1.07 Karl L. Meyers	☐	☐	☐	FOR

	1.08 David Petratis	☐	☐	☐	FOR

	1.09 J. Paul Rollinson	☐	☐	☐	FOR

	1.10 Mark W. Wilde	☐	☐	☐	FOR

	1.11 James P. Zallie	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023	☐	☐	☐	FOR

3.	Approve, on a non-binding advisory basis, the compensation of our named executive officers	☐	☐	☐	FOR

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date